Exhibit 10.15

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 12, 2007

among

SYNNEX CORPORATION

as Borrower

and

THE LENDERS SIGNATORY HERETO FROM TIME TO TIME,

as Lenders

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

and

GE CAPITAL MARKETS SERVICES, INC.,

as Sole Lead Arranger and Bookrunner

i

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

TABLE OF CONTENTS (Cont’d)

ANNEX A
DEFINITIONS; RULES OF CONSTRUCTION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) (a) is entered into as of February 12, 2007, by and among SYNNEX CORPORATION, a Delaware corporation (the “Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), for itself as Lender, and as Agent for the Lenders, and the other Lenders signatory hereto from time to time, and (b) amends and restates the First Amended Credit Agreement defined below.

RECITALS

WHEREAS, the Borrower and GE Capital are parties to that certain Amended and Restated Credit Agreement dated as of July 9, 2002, as amended by Amendment No. 1, dated as of October 17, 2002, Amendment No. 2, dated as of May 15, 2003, Amendment No. 3, dated as of June 30, 2003, Amendment No. 4, dated as of September 5, 2003, Amendment No. 5, dated as of December 30, 2003, Amendment No. 6, dated as of September 17, 2004, Amendment No. 7, dated as of September 16, 2005, Amendment No. 8, dated as of February 8, 2006, and Amendment No. 9, dated as of May 17, 2006, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof (the “First Amended Credit Agreement”), which First Amended Credit Agreement, in turn, amended and restated in its entirety, that certain Credit Agreement dated as of December 19, 1997 by and between Borrower and GE Capital (the “Original Credit Agreement”); and

WHEREAS, the Borrower desires to borrow up to $50,000,000 in the aggregate from the Lenders, and to reserve the right to request additional revolving loan commitments of up to $50,000,000 in the aggregate, and the Lenders are willing to make certain loans and other financial accommodations in favor of the Borrower of up to such amounts in the aggregate upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. Unless otherwise indicated, all references in this Agreement to articles, sections, subsections, schedules, annexes, exhibits, and attachments shall refer to the corresponding articles, sections, subsections, schedules, annexes, exhibits, and attachments of or to this Agreement. All schedules, annexes, exhibits and attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. Unless otherwise expressly set forth herein or in a written amendment referring to such schedules and annexes, all schedules and annexes referred to herein shall mean the schedules and annexes as in effect as of the Effective Date. The above Recitals shall be construed as part of this Agreement.

ARTICLE 1

AMOUNT AND TERMS OF CREDIT

SECTION 1.1. Credit Facilities.

(a) Revolving Credit Facility. (i) Upon and subject to the terms and conditions hereof, each Lender severally agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”) to the Borrower. Each Lender’s Pro Rata Share of the Revolving Credit Loan shall not exceed its separate Revolving Credit Commitment. The obligations of each Lender hereunder shall be several and not joint. The aggregate principal amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Borrowing Base, in each case less the principal amount of the Swing Line Loan and Letter of Credit Obligations outstanding at such time. Until the Commitment Termination Date, the Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a)(i).

(ii) Each Revolving Credit Advance shall be made on notice by the Borrower in writing (by telecopy or overnight courier) to the Agent (which shall promptly notify the Lenders) at its address at 100 California Street, 10th floor, San Francisco, CA 94111, Attention: SYNNEX Corporation, Account Manager, Telecopier No.: (513) 794-8542, Telephone No.: (415) 277-7400, or such other address as is notified to Borrower in writing by Agent. Such notice shall be given no later than noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or noon (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice of borrowing (a “Notice of Revolving Credit Advance”) shall be substantially in the form of Exhibit 1.1(a)(ii) hereto and shall include the information required in such Exhibit and such other information as may reasonably be required by the Agent. If the Borrower desires to have the Revolving Credit Advances bear interest by reference to the LIBOR Rate, it must comply with Section 1.4 (d). The Agent shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by the Agent to be genuine and to assume that the persons executing and delivering the same were duly authorized unless the responsible individual acting thereon for the Agent shall have actual knowledge to the contrary.

(iii) The Borrower shall execute and deliver to each Lender a note to evidence the Revolving Credit Commitment of that Lender. Each note shall be in the principal amount of the Revolving Credit Commitment of the applicable Lender, dated the Effective Date and substantially in the form of Exhibit 1.1(a)(iii). Each Revolving Credit Note shall represent the obligation of the Borrower to pay the amount of each Lender’s Revolving Credit Commitment or, if less, the applicable Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to the Borrower, together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the Revolving Credit Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date. The date and amount of each Revolving Credit Advance made by the Lenders to the Borrower and each payment of principal with respect thereto shall be recorded on the books and records of such Lender, which books and records shall constitute conclusive evidence, absent manifest error, of the accuracy of the information therein recorded.

(iv) The Borrower shall furnish to the Agent and each Lender a Borrowing Base Certificate substantially in the form of Exhibit 1.1(a)(iv) hereto, completed and signed by an officer of the Borrower listed in Schedule 10.8, which certificate sets forth a calculation of the Borrowing Base of the Borrower at the times and for the periods set forth in Annex E. The Borrower agrees that, in making any Revolving Credit Advance available to the Borrower hereunder, the Agent and each Lender shall be entitled to rely upon the most recent Borrowing Base Certificate delivered to the Agent and the Lenders by the Borrower. The Borrower further agrees that if the Borrower shall have failed to deliver a Borrowing Base Certificate to the Agent and the Lenders within the specified period, the Lenders shall be under no obligation to make any further Revolving Credit Advances to the Borrower, or incur any additional Letter of Credit Obligations, until such time as such Borrowing Base Certificate is delivered to the Agent and the Lenders.

(v) Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, in its discretion Agent may (but shall have absolutely no obligation to), make Revolving Credit Advances to Borrower on behalf of the Lenders in amounts that cause the outstanding balance of the aggregate Revolving Credit Loan to exceed the Borrowing Base (less the Swing Line Loan) (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent’s, the Swing Line Lender’s or Lenders’ right to refuse to make any further Overadvances, Swing Line Advances or Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, (B) no Overadvance shall result in a Default or Event of Default due to Borrower’s failure to comply with Section 1.2(b) for so long as Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance, and (C) no Overadvance may remain outstanding more than 30 days (and for at least five consecutive Business Days after such Overadvance is repaid, no further Overadvance may be made). In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on the earlier of demand or the Commitment Termination Date. Except as otherwise provided in Section 1.9, the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed 10% of the Borrowing Base at any time, shall not cause the Revolving Credit Loan to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by the Lenders holding more than 50% of the Revolving Loan Commitments.

(b) Swing Line Facility. (i) Upon and subject to the terms and conditions hereof, the Swing Line Lender agrees to make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) to the Borrower. The aggregate amount of Swing Line Advances outstanding shall not exceed the lesser of (A) the Swing Line Commitment and (B) the lesser of (x) the Maximum Amount, and (y) (except for Overadvances) the Borrowing Base, in either case less the outstanding principal balance of the Revolving Credit Loan at such time (“Swing Line Availability”). Until the Commitment Termination Date, the Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made on notice by the Borrower in writing (by telecopy or overnight courier) to the Agent at its address at 100 California Street, 10th floor, San Francisco, CA 94111, Attention: SYNNEX Corporation, Account Manager, Telecopier No.: (513) 794-8542, Telephone No.: (415) 277-7400, or such other address as is notified to Borrower in writing by Agent. Such notice shall be given no later than noon (New York time) on the Business Day of the proposed Swing Line Advance. Each such notice of borrowing (a “Notice of Swing Line Advance”) shall be substantially in the form of Exhibit 1.1(b)(i) hereto and shall include the information required in such Exhibit and such other information as may reasonably be required by the Agent. The Agent shall be entitled to rely upon and shall be fully protected under this Agreement in relying upon any Notice of Swing Line Advance or similar notice believed by the Agent to be genuine and to assume that the persons executing and delivering the same were duly authorized unless the responsible individual acting thereon for the Agent shall have actual knowledge to the contrary. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any conditions precedent set forth in Section 2.2, be entitled to fund such Swing Line Advance, and to have each lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participation interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.

(ii) The Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Effective Date and substantially in the form of Exhibit 1.1(b)(ii) (the “Swing Line Note”). The Swing Line Note shall represent the obligation of the Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to the Borrower together with interest thereon as prescribed in Section 1.4. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may, and shall on at least a weekly basis, on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance to the Borrower (which shall be an Index Rate Loan) in an amount equal to such Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections

8.1(f) shall have occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to the Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv) If, prior to refunding the Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(f) shall have occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Lender will, on the date such Revolving Credit Advance was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of the Swing Line Loan. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.

(v) Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participation interest is to be purchased; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate plus the Applicable Margin thereafter.

(c) The Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by the Agent to be genuine. The Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for the Agent has actual knowledge to the contrary.

SECTION 1.1A Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex J, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

SECTION 1.2. Repayment; Reduction or Termination of Commitment.

(a) The Borrower hereby promises to pay to the Agent, for the account of each Lender, the entire outstanding principal amount of the Revolving Credit Loan, and the Revolving Credit Loan shall mature, on the Commitment Termination Date.

(b) In the event that the outstanding principal balance of the Revolving Credit Loan made to the Borrower shall at any time exceed the Borrowing Availability, the Borrower shall immediately repay the Revolving Credit Advances made to the Borrower in the amount of such excess and, if after such repayment any excess remains because of the Letter of Credit Obligations, such repayment shall be accompanied by cash collateralization or other satisfaction of such Letter of Credit Obligations in accordance with Annex J. Any such excess balance described in the preceding sentence shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits thereof and of the Loan Documents and shall be evidenced by the Revolving Credit Notes. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(v) shall be repaid in accordance with Section 1.1(a)(v).

(c) The Borrower shall have the right at any time and from time to time, upon sixty (60) days’ prior written notice to the Agent, to permanently reduce (ratably among the Lenders) or terminate voluntarily the Revolving Credit Commitments (in whole or in part) without premium or penalty other than as provided in Section 1.4(e); provided that the Revolving Credit Commitments shall not be reduced to lower than $25,000,000, except in connection with a reduction to zero or a termination thereof. The aggregate amount of any such partial reduction of the Revolving Credit Commitments shall be in integral multiples of $5,000,000 and to the extent, if any, that the Revolving Credit Loan and the Swing Line Loan then outstanding exceed the Maximum Amount at such time (after giving effect to such reduction in the Revolving Credit Commitments), such reduction shall be accompanied by (a) prepayment of the Revolving Credit Advances in the amount of such excess and, if after such prepayment any excess remains because of the Letter of Credit Obligations, such reduction shall be accompanied by cash collateralization or other satisfaction of such Letter of Credit Obligations in accordance with Annex J, in each case together with the payment of any fees, premiums, costs and charges required to be paid pursuant to Section 1.4(e), and accrued interest on the amount so prepaid to the date of such prepayment. Upon the termination of the Revolving Credit Commitments, the Borrower’s right to receive Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances shall terminate and the Borrower’s obligation to pay the Unused Facility Fee shall terminate, and notwithstanding anything to the contrary contained herein or in any Revolving Credit Note, the entire outstanding balance of the Revolving Credit Loan and the Swing Line Loan shall be immediately due and payable. On the date of such termination, the Borrower shall pay to the Agent in immediately available funds all of its Obligations and any accrued and unpaid interest and in accordance with Annex J shall cash collateralize all Letter of Credit Obligations or otherwise satisfy such Letter of Credit Obligations.

(d) All Obligations (excluding the GECDFC Obligations), including the Revolving Credit Loan, shall be immediately due and payable, and the Revolving Credit

Commitments shall immediately terminate, in each instance without notice, on the earliest of (x) the occurrence of the “Commitment Termination Date” (as defined in the Receivables Funding Agreement), (y) the date of the voluntary termination by SFC of the loan commitments under the Receivables Funding Agreement or (z) the date of the voluntary termination by the Borrower or SFC of the obligations of the Borrower or SFC to transfer or purchase, as appropriate, receivables pursuant to the Receivables Sale Agreement.

(e) For the purposes of increasing the Revolving Credit Commitments, the Borrower may from time to time request a new or additional commitment (an “Incremental Commitment”) from one or more Lenders or other Persons consented to by the Agent pursuant to the Incremental Commitment Agreement (each such Person upon satisfaction of the conditions set forth herein, an “Incremental Lender”) so long as (x) after giving effect to such Incremental Commitment, (A) the Revolving Credit Commitment shall not exceed $100,000,000, (B) each such Incremental Commitment is in a minimum amount of $25,000,000 and integral multiples of $25,000,000 in excess of such amount, and (C) the aggregate amount of all such Incremental Commitments hereunder shall not exceed $50,000,000, and (y) on the date on which such Incremental Commitment is requested to be effective (such date, an “Incremental Commitment Date”), no Default or Event of Default shall have occurred and be continuing, or will occur after giving effect to such Incremental Commitment. No Incremental Commitment pursuant to this Section 1.2(e) shall be effective unless the Borrower delivers to the Agent an Incremental Commitment Agreement executed and delivered by the Borrower and the related Incremental Lender and a certificate executed by an officer of the Borrower listed in Schedule 10.8 to the effect that the condition set forth in clause (y) above is satisfied; provided, that subject to the conditions set forth herein, each Lender hereby commits to provide its Pro Rata Share of each Incremental Commitment at any time prior to the first anniversary of the Effective Date. Neither the Agent nor any Lender shall be obligated to deliver or fund any Incremental Commitment pursuant hereto unless such Person becomes party to an Incremental Commitment Agreement as an Incremental Lender. On each Incremental Commitment Date, and as a condition to becoming a Lender hereunder, the applicable Incremental Lenders shall fund Advances to the Agent in an amount necessary for such Incremental Lender’s Pro Rata Share to be equal to (I) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Advances and refinance Swing Line Advances pursuant to Section 1.1(b) of this Agreement, divided by (II) the aggregate outstanding principal amount of the Revolving Credit Loan and the Swing Line Loan on such Incremental Commitment Date. Upon receipt of such amount, the Agent shall disburse such amounts to the other Lenders ratably in accordance with their Pro Rata Shares. Notwithstanding anything herein to the contrary, in connection with any request by Borrower for an Incremental Commitment hereunder by any Person, Borrower shall first deliver to the Agent a written notice requesting that the existing Lenders provide such Incremental Commitment hereunder based on such Lenders’ Pro Rata Shares, and to the extent that any Lender hereunder agrees to provide any portion of such Incremental Commitment, such Lender shall always be entitled to fund a portion of such Incremental Commitment that is necessary to preserve its Pro Rata Share hereunder as in effect immediately prior to giving effect to such Incremental Commitment.

(f) Within five (5) Business Days of receipt by the Borrower or any Domestic Subsidiary thereof of any Net Cash Proceeds of a sale, assignment or other disposition of assets or property, other than sales of assets permitted under Section 6.8(a), 6.8(b), 6.8(c) or 6.8(d), the Borrower agrees to make a mandatory prepayment of the Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

SECTION 1.3. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loan and the Swing Line Loan for (i) the payment of costs and expenses of the financing transactions contemplated by this Agreement and the Receivables Funding Agreement that are payable by the Borrower, and (ii) general working capital and other corporate purposes of the Borrower not prohibited by the terms of this Agreement and the other Loan Documents. The Borrower agrees that it shall not borrow any Revolving Credit Advances or Swing Line Advances except to fulfill its immediate cash needs for such purposes.

SECTION 1.4. Interest.

(a) The Borrower shall pay interest to the Agent for the account of each Lender on the aggregate outstanding balance of the Revolving Credit Advances made to the Borrower from time to time from the date made until paid in full at a per annum interest rate equal to the Index Rate in effect from time to time or, at the election of the Borrower, the applicable LIBOR Rate, in each case, plus the Applicable Margin. The Borrower shall pay interest to the Agent for the account of the Swing Line Lender on the aggregate outstanding balance of the Swing Line Advances made to the Borrower from time to time from the date made until maturity at a per annum interest rate equal to the applicable Index Rate plus the Applicable Margin in effect from time to time.

On the Effective Date, the Applicable Margins are as follows:

Applicable Margin for Index Rate Loans	(1.00)%

Applicable Margin for LIBOR Loans	1.50%

Applicable Margin for Letters of Credit	1.50%

The Applicable Margins may be adjusted by reference to the following grids:

If Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
< 1.9:1.0	Level I
> 1.9:1.0	Level II

	Applicable Margins
	Level I	Level II
Applicable Margin for Index Rate Loans	(1.00)%	(1.25)%
Applicable Margin for LIBOR Loans	1.50%	1.20%
Applicable Margin for Letters of Credit	1.50%	1.25%

Adjustments in the Applicable Margins shall commence with the first Fiscal Quarter ending after the first anniversary of the Effective Date, and thereafter shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the date of delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the Borrower shall pay to Agent, for the benefit of the Lenders, promptly on demand therefor, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.

(b) Interest on the Revolving Credit Advances and the Swing Line Advances made to the Borrower shall be payable by the Borrower to the Agent for the account of each Lender at the following times: (i) on each Interest Payment Date; (ii) on the date of any payment or prepayment of the principal of the Revolving Credit Advances or the Swing Line Advances (to the extent of the interest accrued and unpaid on such portion paid or prepaid); and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand. If any payment of principal of the Revolving Credit Advances or the Swing Line Advances becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest shall be calculated by the Agent on a daily basis and on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder and each calculation of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Upon the occurrence and during the continuation of any Event of Default, at the election of the Agent (or upon the written request of the Requisite Lenders) confirmed by written notice from the Agent to the Borrower, (x) the interest rate applicable to the Letter of Credit Fees and principal on the Revolving Credit Advances and the Swing Line Advances shall be increased to the Default Rate and (y) interest on interest and other Obligations (excluding principal on the Revolving Credit Advances and the Swing Line Advances) in default shall be charged at the Default Rate and shall be payable on demand. Such increased interest rate or interest charge, as appropriate, or Letter of Credit Fees at the Default Rate, shall commence to accrue on the date of the occurrence of the Default giving rise to such Event of Default.

(d) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in Section 2.2, the Borrower shall have the option to (i) request that any Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Credit Advances from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.4(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any LIBOR Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period, and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the last day of the LIBOR Period of the LIBOR Loan to be continued. Any portion of the Revolving Credit Advances to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by noon (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Loan by noon (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. The Borrower must make such election by notice to the Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.4(d).

(e) To induce the Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) the Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) the Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given notice requesting the same in accordance herewith; or (iv) the Borrower shall fail to make any prepayment of a LIBOR Loan after the Borrower has given a notice thereof in accordance herewith, the Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Credit Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the Borrower with its written calculation of all amounts payable pursuant to this Section 1.4(e), and such calculation shall be binding on the parties hereto unless the Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

(f) Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of the Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.4(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, the Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.9 and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 1.5. Eligible Inventory; Eligible Receivables.

(a) Based on the most recent Borrowing Base Certificate delivered by the Borrower to the Agent and on other information available to the Agent, the Agent shall in its reasonable business judgment determine which Inventory of the Borrower shall be deemed to be “Eligible Inventory” of the Borrower for purposes of determining the amounts, if any, to be advanced to the Borrower under the Revolving Credit Loan and the Swing Line Loan. In determining whether any particular Inventory constitutes Eligible Inventory, the Agent shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. The Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its reasonable business judgment, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of the Borrower:

(i) that is not owned by the Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the Borrower’s performance with respect to that Inventory), except the Liens in favor of the Agent, on behalf of itself and the Lenders, and a second Lien in favor of GE Capital as the Administrative Agent under the Receivables Funding Agreement;

(ii) that is (i) not located on premises owned, leased or operated by the Borrower or (ii) stored with a bailee, warehouseman or similar Person, unless the Agent has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to the Agent, or (y) Reserves satisfactory to the Agent have been established with respect thereto, or (iii) located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(iii) that is placed on consignment, is in transit or is otherwise not located on premises owned, leased or operated by the Borrower;

(iv) that is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to the Agent;

(v) that in the Agent’s reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged, imperfect or unfit for sale;

(vi) that consists of display items, promotional materials, packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(vii) that consists of goods which have been returned by the buyer;

(viii) that is not of a type held for sale in the ordinary course of the Borrower’s business;

(ix) that consists of discontinued or slow-moving items (over 90 days old), goods of substandard quality or goods classified as “clearance inventory”;

(x) that is bill-and-hold inventory or that is evidenced by an account;

(xi) as to which the Agent’s Lien, on behalf of itself and the Lenders, therein is not a first priority perfected Lien;

(xii) as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Borrower Security Agreement is untrue;

(xiii) that consists of any costs associated with “freight-in” charges;

(xiv) that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(xv) that is not covered by casualty insurance acceptable to the Agent;

(xvi) that is (i) Cisco Inventory, (ii) Dell Inventory, (iii) Hewlett Packard Inventory, (iv) Lenovo Inventory, or (v) IBM Inventory; or

(xvii) that is otherwise unacceptable to the Agent in its reasonable business judgment.

(b) Eligible Receivables. Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth in the definitions of Eligible Receivables, and to establish new criteria, and to adjust advance rates with respect to Eligible Receivables, in its reasonable credit judgment, reflecting changes in the collectibility or realization values of such Accounts arising or discovered by Agent after the Effective Date subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available.

SECTION 1.6. Fees. As compensation for the Agent’s and the Lenders’ costs, skills, services and efforts incurred and expended in making the Revolving Credit Loan available to the Borrower, the Borrower agrees to pay to the Agent for its own account or the account of the Lenders, as the case may be, the Letter of Credit Fee as provided in Annex J and the fees set forth in Annex D.

SECTION 1.7. Cash Management System. On or prior to the Effective Date, the Borrower and each other Domestic Subsidiary of the Borrower (other than SFC) will establish and maintain until the Termination Date, the cash management system described in Annex B.

SECTION 1.8. Receipt of Payments. The Borrower shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in Dollars in immediately available funds to the Collection Account. Payments received after 3:00 p.m. (New York time) on any Business Day shall be deemed to have been received on the following Business Day. For the purposes of computing interest and Fees and determining the Borrowing Availability as of any date: (i) all payments (including cash sweeps) consisting of cash, wire, or electronic transfers in immediately available funds shall be deemed received by the Agent upon deposit in the Collection Account; and (ii) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received upon receipt of good funds following deposit in the Collection Account. Subject to Section 9.9(a)(ii), each payment received by the Agent under this Agreement or any Revolving Credit Note or Swing Line Note for the account of any Lender or the Swing Line Lender, as applicable, shall be paid by the Agent promptly to such Lender, in the same funds received, for application to the Revolving Credit Loan, Swing Line Loan or other obligation in respect of which such payment is made.

SECTION 1.9. Application and Allocation of Payments. The Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of the Borrower, and the Borrower irrevocably agrees that the Agent and the Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations and in repayment of the Revolving Credit Advances as the Lenders may deem advisable. In the absence of a specific determination by the Agent with respect thereto or unless otherwise expressly provided herein, payments shall be applied in the following order: (a) to then due and payable Fees, expenses and other Obligations (including Revolving Credit Advances made by the Agent in its capacity as the Agent) owing by the Borrower to the Agent; (b) to then due and payable interest payments on the Swing Line Loan owing by the Borrower; (c) to then due and payable principal payments on the Swing Line Loan owing by the Borrower; (d) to then due and payable interest payments on the Revolving Credit Loan (to include the Letter of Credit Fees) and unpaid Swap Related Reimbursement Obligations, ratably in proportion to the interest accrued as to the Revolving Credit Loan and Swap Related Reimbursement Obligation, as applicable; (e) to then due and payable principal payments on the Revolving Credit Loan owing by the Borrower and unpaid Swap Related Reimbursement Obligations and to provide for cash collateral for Letter of Credit Obligations in the manner described in Annex J, ratably to the aggregate, combined principal balance of the Revolving Credit Advances, unpaid Swap Related Reimbursement Obligations and outstanding Letter of Credit Obligations; and (f) to any other Obligations to the Lenders owing by the Borrower; provided that if an Event of Default shall occur and be continuing or after the acceleration of the Obligations (by operation of law or otherwise), such payments shall be applied to the Obligations in the manner and order described in Section 8.4. Except as otherwise provided in this Agreement, if after making all of the payments referred to in the immediately preceding sentence, there shall remain with the Agent any excess monies received from or on behalf of the Borrower, the Agent shall promptly return same to the Borrower by depositing such amount into a Disbursement Account of the Borrower (or as required by law); provided that if at such time there shall exist an Event of Default (and for so long as an Event of Default is continuing), the Agent may retain such excess monies as cash collateral for any outstanding Obligations. The Agent, on behalf of the Lenders, is authorized to, and at its option may, make or cause to be made Revolving Credit Advances by the Lenders on behalf of the Borrower for payment of any or all Fees, expenses, charges, costs, principal, interest, or other Obligations then due and payable by the Borrower under this Agreement or any of the Loan Documents, even if the making of such Revolving Credit Advance causes the outstanding balance of the Revolving Credit Loan to exceed the Borrowing Availability, in which case the terms of Section 1.2(b) shall apply.

SECTION 1.10. Lenders’ Additional Rights.

(a) The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as between the Lenders, to the provisions of Section 9.9(f)), to offset balances held by such Lender or its Affiliates for the account of the Borrower at any of its or its Affiliates offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s pro rata portion of the Revolving Credit Loan or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case such Lender shall promptly notify the Borrower and the Agent thereof; provided, that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) Nothing contained herein shall require the Agent and/or the Lenders to exercise any right as against the Borrower as described in this Section 1.10 or shall affect the right of the Agent and/or the Lenders to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 1.11. Accounting. The Agent will provide a monthly accounting of transactions under the Revolving Credit Loan and the Swing Line Loan to the Borrower. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon the Borrower in all respects as to all matters reflected therein, unless the Borrower, within sixty (60) days after the date any such accounting is rendered, shall notify the Agent in writing of any objection which the Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items (the “disputed items”) expressly objected to in such notice shall be deemed to be disputed by the Borrower. The Agent’s determination in good faith, based upon the facts available, of any disputed item shall (absent manifest error) be final, binding and conclusive on the Borrower.

SECTION 1.12. Indemnity.

(a) The Borrower shall indemnify and hold the Agent, each Lender, and their respective Affiliates, officers, directors, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, costs, fines, deficiencies, penalties, proceedings, claims, damages, losses, liabilities and expenses (including attorneys’ fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) (each, a “Claim”) which may be instituted or asserted against or incurred by such Indemnified Person as the result of this Agreement, any other Loan Document, credit having been extended under this Agreement or any other Loan Document, the use or intended use of proceeds of Revolving Credit Advances or Swing Line Advances, or otherwise arising in connection with the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs and regardless of whether the Indemnified Person is a party to such Claim; provided, that the Borrower shall not be liable for any indemnification to such Indemnified Person with respect to (x) any portion of any such Claim which results from such Indemnified Person’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, or (y) any portion of such Claim which arises solely out of or in connection with a dispute between such Indemnified Person and one or more other Indemnified Persons. NEITHER THE AGENT NOR ANY LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS, THE USE OR INTENDED USE OF PROCEEDS OF REVOLVING CREDIT ADVANCES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. The foregoing provision in favor of any Indemnified Person shall be in addition to any rights that such Indemnified Person may have at common law or otherwise, including, but not limited to, any right to contribution.

In any suit, proceeding or action brought by the Agent or the Lenders relating to any Collateral for any sum owing hereunder, or to enforce any provision of any Collateral, the Borrower shall save, indemnify and keep the Agent and the Lenders harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from the Borrower, all such obligations of the Borrower shall be and remain enforceable against, and only against, the Borrower and shall not be enforceable against the Agent or any Lender.

(b) The Borrower hereby acknowledges and agrees that neither the Agent nor any Lender (as of the date hereof) (i) is now or has ever been in control of any of the Real Property or the affairs of the Borrower or any Subsidiary thereof, or (ii) has the capacity through the provisions of the Loan Documents to influence the conduct of the Borrower or any Subsidiary thereof with respect to the ownership, operation or management of any of the Real Property.

SECTION 1.13. Access. The Borrower shall (and shall cause each of its Subsidiaries to) (a) provide access to the Agent (on behalf of the Lenders) and any of its officers, employees, representatives, consultants and agents, to the properties and facilities of the Borrower or any of its Subsidiaries, (b) permit the Agent (on behalf of the Lenders) and any of its officers, employees, representatives, consultants and agents to inspect, audit and make extracts from all of the Borrower’s and its Subsidiaries’ records, files and books of account, (c) permit the Agent (on behalf of the Lenders) or any representatives, consultants or agents of the Agent to inspect, review and evaluate the Collateral, and (d) make available to the Agent and its counsel, as quickly as practicable under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local and foreign regulatory agencies, and other instruments and documents which the Agent may reasonably request in order to assure that the Borrower is in compliance with its obligations under the Loan Documents, to ascertain and/or verify the business, operations and condition (financial or otherwise) of the Borrower and/or to audit, inspect, verify, protect, preserve or otherwise deal with any of the Collateral; provided, that unless a Default or Event of Default has occurred and is continuing, or the Agent (acting in good faith) has reason to believe that a Default or Event of Default is imminent, or the Agent in its sole discretion exercised in good faith deems the Lenders’ rights or interests in any Collateral or otherwise under this Agreement insecure, such audits shall be upon reasonable notice and shall be conducted during normal business hours (it being understood and agreed that the Agent will make a good faith effort to schedule any such audits concurrently with audits under the analogous provisions of the Receivables Funding Documents). The Borrower agrees to render to the Agent and its representatives, consultants and agents at the Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested in connection with the exercise of the Agent’s rights pursuant to the foregoing sentence. The Borrower shall also deliver any document or instrument necessary for the Agent as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for the Borrower or its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including computer tapes and disks owned by the Borrower. The Agent shall conduct a field examination of the Borrower, its books and records, and the Collateral at least twice per calendar year, unless Requisite Lenders shall otherwise agree.

SECTION 1.14. Taxes.

(a) Any and all payments by or on behalf of the Borrower hereunder or under any Note or other Loan Document, shall be made, in accordance with this Section 1.14, free and clear of and without deduction or withholding for any and all present or future Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or other Loan Document to the Agent or any Lender, as applicable, (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 1.14), the Agent or such Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions and withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future intangible personal property, stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents or any other matter contemplated by this Agreement (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify and pay, within ten (10) days of demand therefor, the Agent or any Lender, as applicable, for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.14) paid by the Agent or such Lender, as applicable, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

(d) Within thirty (30) days after the date of any such payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent or any Lender, as applicable, at its address referred to in Section 10.9, the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrower under this Agreement or any other Loan Document, the agreements and obligations of the Borrower contained in this Section 1.14 shall survive the Termination Date.

(f) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

SECTION 1.15. Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender (excluding with respect to LIBOR Loans any such requirement included in the calculation of the LIBOR Rate) and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the Borrower shall from time to time upon demand by such Lender (with a copy of such demand to the Agent) pay to the Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to the Borrower and to the Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case, effective after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then the

Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and to the Agent by such Lender, shall be conclusive and binding on the Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 1.15(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Revolving Credit Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless the Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Loans into an Index Rate Loan.

(d) Replacement or Prepayment of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Section 1.14(a), 1.15(a) or 1.15(b), the Borrower may, at its option, notify the Agent and such Affected Lender of its intention to replace or prepay in full the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower, with the consent of the Agent, may obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be satisfactory to the Agent in its reasonable discretion. If the Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Revolving Credit Advances and Revolving Credit Commitment to such Replacement Lender for an amount equal to the principal balance of all Revolving Credit Advances held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that the Borrower shall have reimbursed the Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment, including, without limitation, all amounts payable pursuant to Section 1.4(e). Alternatively, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, within ninety (90) days following notice of its intention to do so, prepay the principal balance of all Revolving Credit Advances held by the Affected Lender and pay all accrued interest and Fees with respect thereto through the date of such repayment, provided that the Borrower shall have reimbursed the Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such prepayment, including, without limitation, all amounts payable pursuant to Section 1.4(e), and provided further that, effective upon the date of such prepayment, the Affected Lender’s Revolving Credit Commitment shall automatically be terminated in its entirety and the Maximum Amount and the aggregate amount of the Commitments shall be adjusted accordingly.

(e) Unavailability of Rates. If the Requisite Lenders determine that, for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested LIBOR Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate applicable pursuant to Section 1.4(a) for any requested LIBOR Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans hereunder shall be suspended until the Agent, upon the instruction of the Requisite Lenders, revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Revolving Credit Advance or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Advances, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Advances shall be made, converted or continued as Index Rate Loans instead of LIBOR Loans.

Notwithstanding the foregoing, the Borrower shall not have the right to obtain a Replacement Lender or prepay the Affected Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of the Borrower’s notice of intention to replace or prepay such Affected Lender. Furthermore, if the Borrower gives a notice of intention to replace or prepay and does not so replace or prepay such Affected Lender within ninety (90) days thereafter, the Borrower’s rights under this Section 1.15(d) shall terminate and the Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.14(a), 1.15(a) and 1.15(b).

SECTION 1.16. Single Loan. All Advances to the Borrower and all of the other Obligations of the Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of the Borrower secured, until the Termination Date, by all of the Collateral.

SECTION 1.17. Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Revolving Credit Advance shall be incurred and made by the Lenders pro rata according to the amounts of their respective ratable portions of the Revolving Credit Commitments; (b) each payment or prepayment of principal of the Revolving Credit Loan by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loan held by the Lenders; (c) each payment of interest on the Revolving Credit Loan by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the amounts of interest on the Revolving Credit Loan then due and payable to each Lender; (d) each payment of Unused Facility Fees shall be made to the Agent for the account of the Lenders pro rata according to the amounts of their respective Revolving Credit Commitments; and (e) each payment of Letter of Credit Fees or provision of cash collateral for Letter of Credit Obligations shall be made to the Agent for the account of the Lenders, pro rata, according to the amounts of their respective Letter of Credit Obligations.

SECTION 1.18. Bank Products. The Borrower may request and the Agent or any Lender may, in its sole and absolute discretion, arrange for the Borrower to obtain from the Agent or any Lender or any of their respective Affiliates, Bank Products although the Borrower is not required to do so. If Bank Products are provided by an Affiliate of the Agent or a Lender in reliance on an indemnity from the Agent or such Lender (to the extent such indemnity is approved in writing by the Borrower), the Borrower agrees to pay the Agent or such Lender, as the case may be, all costs and obligations owing by the Agent or such Lender which arise from any such indemnity given by the Agent or such Lender to its Affiliates related to such Bank Products; provided, however, nothing herein shall limit the Borrower’s rights against the Agent or such Lender or any of their respective Affiliates that arise under any documents relating to such Bank Products. This Section 1.18 shall survive termination of this Agreement.

SECTION 1.19. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or by the Borrower (in either case, a “Payor”) prior to the date on which such Payor is to make payment to the Agent of (in the case of a Lender) the proceeds of a Revolving Credit Advance to be made by such Lender hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt by the Agent, that such Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if such Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Agent until the date the Agent recovers such amount, at a rate per annum equal to the Index Rate plus the Applicable Margin or, if the Payor is a Lender, the Federal Funds Rate in effect from time to time and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from such Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor such Payor shall return or make, as appropriate, the Required Payment to the Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, such Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment (without duplication) as follows:

(a) if the Required Payment shall represent a payment to be made by the Borrower to the Lenders, the Borrower and the recipient(s) shall (without duplication) each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (and, in case the recipient(s) shall return the Required Payment to the Agent, without limiting the obligation of the Borrower to pay interest to such recipient(s) at the Default Rate in respect of the Required Payment); and

(b) if the Required Payment shall represent proceeds of a Revolving Credit Advance to be made by the Lenders to the Borrower, such Payor and the Borrower shall (without duplication) each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant hereto (and, in case the Borrower shall return the Required Payment to the Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment).

Nothing in this Section 1.19 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 1.20. Swap Related Reimbursement Obligations.

(a) Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b) A Swap Related Reimbursement Obligation shall be due and payable by Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest by reference to the LIBOR Rate:

(i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

(ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.4(e) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(d) Except as provided in the foregoing provisions of this Section 1.20 and in Section 10.2, Borrower shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

(f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by the Borrower or any of its Subsidiaries (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 10.13 of this Agreement.

ARTICLE 2

CONDITIONS PRECEDENT

SECTION 2.1. Conditions to Effectiveness. This Agreement shall become effective when, and only when, the following conditions have been fulfilled to the satisfaction of the Agent:

(a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Borrower, the Agent and each Lender.

(b) The Agent and the Lenders shall have received such documents, instruments, certificates, opinions and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including in any event all documents, instruments, agreements and other materials listed in the Schedule of Closing Documents attached as Annex C hereto, each in form and substance satisfactory to the Agent and the Requisite Lenders.

(c) The Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d) As of the Effective Date, the Borrower and its Subsidiaries shall have satisfied such other conditions precedent as the Agent shall have reasonably required.

SECTION 2.2. Conditions to Each Advance and Letter of Credit. It shall be a condition to the funding of each Advance or the incurrence of any Letter of Credit Obligation hereunder, or the conversion or continuation of any Revolving Credit Loan that the following statements shall be true on the date of each such funding, advance or incurrence, as the case may be:

(a) The Borrower’s representations and warranties contained herein or in any of the Loan Documents shall be true and correct on and as of the Effective Date and the date on which each such Advance is made or Letter of Credit Obligation is incurred, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date and except for changes therein permitted or contemplated by this Agreement and Agent and Requisite Lenders have determined not to make such Advance, convert or continue the Revolving Credit Advances or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect.

(b) No event shall have occurred and be continuing, or would result from the making of any such Advance or incurrence of Letter of Credit Obligations, which constitutes or would constitute a Default or an Event of Default and Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue the Revolving Credit Advances or incur such Letter of Credit Obligation as a result of that Default or Event of Default.

(c) After giving effect to any such Advance or Letter of Credit Obligations, the aggregate principal amount of the Revolving Credit Advances and Letter of Credit Obligations made to the Borrower shall not exceed the Borrowing Availability and there shall be no requirement under Section 1.2(b) to prepay any Revolving Credit Loan, the aggregate principal amount of the Swing Line Advances made to the Borrower shall not exceed the Swing Line Availability, and the aggregate Letter of Credit Obligations shall not exceed the L/C Sublimit.

(d) No event or circumstance having a Material Adverse Effect shall have occurred which shall not have been cured or waived in writing by the Requisite Lenders.

(e) All legal matters incident to the making of such Advance shall have been satisfied as of such date to the satisfaction of the Agent.

The request and acceptance by the Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Revolving Credit Advance shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a confirmation by the Borrower of the granting and continuance of the Agent’s Liens, on behalf of itself and the Lenders, pursuant to the Collateral Documents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Agent and the Lenders (which representations and warranties shall be made on the Effective Date and made or deemed made at such other times as provided hereunder (including, without limitation, as provided in Section 2.2)) that:

SECTION 3.1. Existence; Compliance with Law. The Borrower and each of its Domestic Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (b) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Loan Documents to which they are parties and to perform the transactions contemplated hereby and thereby; (c) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (d) is in compliance with its articles or certificate of incorporation and bylaws and other organizational documents; and (e) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).

SECTION 3.2. Executive Offices; Collateral Locations; Corporate or Other Names. As of the Effective Date, the current locations of each Credit Party’s executive office and all warehouses and premises within which any Collateral is stored or located are set forth in Schedule 3.2 and, except as set forth in Schedule 3.2, such locations have not changed during the preceding twelve months. In addition, Schedule 3.2 lists the federal employer identification number of each Credit Party.

SECTION 3.3. Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Credit Party of this Agreement and the other Loan Documents to which it is a party and the creation by such Credit Party of all Liens provided for herein and therein: (a) are within such Credit Party’s corporate power; (b) have been duly authorized by all necessary corporate or other action; (c) do not contravene or cause such Credit Party to be in default under (i) any provision of such Credit Party’s articles or certificate of incorporation or bylaws, (ii) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting such Credit Party or its property, or (iii) any law, rule, regulation, order, license requirement, writ, judgment, award, injunction, or decree applicable to, binding on or affecting such Credit Party or its property; (d) will not result in the creation or imposition of any Lien upon any of the property of such Credit Party or any Subsidiary thereof other than those in favor of the Agent or any Lender, all pursuant to the Loan Documents; and (e) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Effective Date and which are in full force and effect. At or prior to the Effective Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of the Credit Party intended to be party thereto and each shall then constitute a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.

SECTION 3.4. Financial Statements and Projections. The Borrower has delivered the Financials and Projections identified in Schedule 3.4 (which Projections are attached hereto as Exhibit 3.4), and each of such Financials and Projections complies with the description thereof contained in Schedule 3.4.

SECTION 3.5. No Litigation. Except as set forth in Schedule 3.5, no action, claim or proceeding is now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary thereof, at law, in equity or otherwise, before any Governmental Authority (a) which challenges any such Person’s right, power, or competence to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which is reasonably likely to result in a Material Adverse Effect. To the knowledge of the Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Except as set forth in Schedule 3.5, the Borrower is not a party to any consent decree.

SECTION 3.6. Taxes. Except as disclosed in Schedule 3.6, all federal, state, local and foreign tax returns, reports and statements, including information returns (Form 1120-S) required to be filed by the Borrower or any Domestic Subsidiary thereof, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable (other than Charges or other impositions which the Borrower is diligently contesting in good faith by appropriate proceedings, in respect of which no final unappealable order has been made against the Borrower, and with respect to which the Borrower is maintaining adequate reserves under GAAP) have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. The Borrower and each Domestic Subsidiary thereof has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by the Borrower and each Domestic Subsidiary thereof from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.6 sets forth those taxable years for which any of the tax returns of the Borrower or any Domestic Subsidiary thereof are currently being audited by the IRS or any other applicable Governmental Authority; and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described in Schedule 3.6, neither the Borrower nor any Domestic Subsidiary thereof has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither the Borrower nor any Domestic Subsidiary thereof has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither the Borrower nor any Domestic Subsidiary thereof has any obligation under any written tax sharing agreement except as described in Schedule 3.6.

SECTION 3.7. Material Adverse Change. Except as set forth in Schedule 3.7, as of the Effective Date, neither the Borrower nor any Subsidiary thereof has any material obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the audited November 30, 2005 consolidated balance sheet of the Borrower and its Subsidiaries (including all footnote disclosures thereto), except for those which were incurred or entered into in the ordinary course of the Borrower’s or such Subsidiary’s business. Except as set forth in Schedule 3.7, since November 30, 2005, no event has occurred which would result in a Material Adverse Effect.

SECTION 3.8. Ownership of Property; Liens. The real estate listed in Schedule 3.8 constitutes all of the Real Property owned, leased or used in the Borrower’s and its Domestic Subsidiaries’ business. The Borrower and each of its Domestic Subsidiaries holds (a) good and marketable fee simple title to all Real Property owned by it and described in Schedule 3.8, (b) valid and marketable leasehold interests in all of such Person’s Leases (both as lessor and lessee, sublessee or assignee) described in Schedule 3.8, and (c) good and marketable title to, or valid leasehold interests in, all of its assets identified as Eligible Inventory, and (d) good and marketable title to, or valid leasehold interests in, all of its other properties and assets, except, with respect to the title and leasehold interests referred to in the foregoing clauses (a), (b) and (d), where the failure to so hold such title or leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the properties and assets of the Borrower and its Domestic Subsidiaries are subject to any Liens, except Liens permitted by Section 6.7. The Borrower and its Domestic Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower’s or such Subsidiary’s right, title and interest in and to all such real estate and other assets or property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as described in Schedule 3.8, (a) neither the Borrower nor any of its Domestic Subsidiaries nor, to the Borrower’s knowledge, any other party to any such Lease described in Schedule 3.8 is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease, and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a default under any such Lease; (b) neither the Borrower nor any of its Domestic Subsidiaries either owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any Real Property owned or leased by the Borrower or any of its Domestic Subsidiaries except as set forth in Schedule 3.8; and (c) no portion of any Real Property owned or leased by the Borrower or any of its Domestic Subsidiaries has suffered any material damage by fire or other casualty loss which has either (i) not heretofore been repaired and restored to good operating condition, or (ii) could not reasonably be expected to result in a Material Adverse Effect. All material permits required to have been issued or appropriate to enable the Real Property to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are in full force and effect. Neither the Borrower nor any of its Domestic Subsidiaries owns any tangible real or personal property located outside the United States.

SECTION 3.9. Restrictions; No Default; Material Contracts. No contract, lease, agreement or other instrument to which the Borrower or any of its Domestic Subsidiaries is a party or by which it or any of its properties or assets is bound or affected and no provision of any charter, corporate restriction, applicable law or governmental regulation has resulted in or will result in a Material Adverse Effect. Neither the Borrower nor any of its Domestic Subsidiaries is in default and, to the Borrower’s knowledge, no third party is in default, under or with respect to any material instrument, document or agreement evidencing, creating, guaranteeing or governing Debt or Guaranteed Debt of Borrower or such Domestic Subsidiary, or any Material Contract. No Default or Event of Default has occurred and is continuing. Schedule 3.9, as supplemented from time to time by written disclosures to the Agent, sets forth a complete and accurate list of all Material Contracts of the Borrower and any Domestic Subsidiary thereof; provided, however, that for purposes of this Agreement, “Material Contracts” shall mean all contracts, agreements, leases and other instruments between the Borrower, or any Subsidiary thereof, and any Person which are from time to time filed or required to be filed on any regular, periodic or special report filed by Borrower with the Securities and Exchange Commission (or any governmental agency substituted therefor). The Borrower and each of its Domestic Subsidiaries is in compliance with (i) all material license agreements to which it is a party or bound by, and (ii) the terms and conditions of its insurance coverage and policies therefor.

SECTION 3.10. Labor Matters. Except as set forth in Schedule 3.10, there are no material strikes or other labor disputes against the Borrower or any of its Domestic Subsidiaries that are pending or, to the Borrower’s knowledge, threatened which could have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower or any of its Domestic Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters which could have a Material Adverse Effect. All material payments due from the Borrower or any of its Domestic Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or any of its Domestic Subsidiaries. Except as set forth in Schedule 3.10, neither the Borrower nor any of its Domestic Subsidiaries has any material obligation under any collective bargaining agreement, management agreement, or any employment agreement, and a correct and complete copy of each agreement listed on Schedule 3.10 has been provided to the Agent. There is no material organizing activity involving the Borrower or any of its Domestic Subsidiaries pending or, to the Borrower’s knowledge, threatened by any labor union or group of employees. Except as set forth in Schedule 3.5, there are no representation proceedings pending or, to the Borrower’s knowledge, threatened with the National Labor Relations Board or any similar Governmental Authority, and no labor organization or group of employees of the Borrower or any of its Domestic Subsidiaries has made a pending demand for recognition, and there are no material complaints or charges against the Borrower or any of its Domestic Subsidiaries pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any of its Domestic Subsidiaries of any individual.

SECTION 3.11. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt. On the Effective Date, neither the Borrower nor any of its Subsidiaries has any Subsidiaries other than those Subsidiaries set forth on Schedule 3.11 and, except as set forth in Schedule 3.11, on the Effective Date, neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person or has any equity interest in any other Person. On the Effective Date, the Stock of the Borrower and of any Subsidiary thereof owned by each of the stockholders thereof named or described in Schedule 3.11 constitutes all of the issued and outstanding Stock of such Persons and all such Stock is duly and validly issued, fully paid and non-assessable. Schedule 3.11 lists the name of each Subsidiary of the Borrower, its jurisdiction of organization, the number of authorized and outstanding shares or interest of Stock of such Subsidiary and the owners of such Stock as of the Effective Date. Except as set forth in Schedule 3.11 and except for stock options issued after the Effective Date pursuant to the Borrower’s stock option plans set forth on Schedule 3.14, there are no outstanding rights to purchase stock, options, warrants or similar rights, agreements or plans pursuant to which the Borrower or any of its Subsidiaries may be required to issue, sell or purchase any Stock or other equity security. Schedule 3.11 lists all Debt of the Borrower and its Domestic Subsidiaries as of the Effective Date, other than any such Debt consisting of any Letters of Credit or any other letter of credit issued for the account of the Borrower or such Domestic Subsidiary by GE Capital. On and as of the Effective Date, the aggregate amount of all Investments maintained by Borrower outside of the Borrower’s securities accounts pursuant to the Borrower’s unqualified deferred compensation arrangements does not exceed $150,000.

SECTION 3.12. Government Regulation. Neither the Borrower nor any Domestic Subsidiary thereof (a) is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) is subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state or foreign statute that restricts or limits such Person’s ability to incur Debt, pledge its assets, or to perform its obligations hereunder or under any other Loan Document, and, with respect to the Borrower, the making of the Advances by the Lenders, the incurrence of Letter of Credit Obligations on behalf of the Borrower, the application of the proceeds and repayment thereof by the Borrower, and the consummation of the transactions contemplated by this Agreement and the other Loan Documents, will not constitute a violation by the Borrower or any Domestic Subsidiary thereof (or to the knowledge of the Borrower, by any other Person) of any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

SECTION 3.13. Margin Regulations. Neither the Borrower nor any Subsidiary thereof is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Revolving Credit Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the Borrower nor any Subsidiary thereof will take or permit to be taken any action which might cause any Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Board of Governors of the Federal Reserve Board.

SECTION 3.14. ERISA.

(a) Schedule 3.14 lists all Plans maintained or contributed to by the Borrower, any Domestic Subsidiary thereof or any ERISA Affiliate, and separately identifies the Title IV Plans, Multi-employer Plans, multiple employer plans subject to Section 4064 of ERISA, nonqualified or unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. IRS determination letters regarding the qualified status under IRC Section 401 of each Qualified Plan have been received as of the dates listed in Schedule 3.14. Except as disclosed in Schedule 3.14, to the knowledge of the Borrower, the Qualified Plans continue to qualify under Section 401 of the IRC, the trusts created thereunder continue to be exempt from tax under the provisions of IRC Section 501(a), and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Except as disclosed in Schedule 3.14, to the knowledge of the Borrower, each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of all reports required under the IRC or ERISA which are true and correct as of the date filed, and all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither the Borrower, any Domestic Subsidiary thereof nor any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by IRC Section 412 or Section 302 of ERISA. Except as set forth on Schedule 3.14, with respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $300,000; with respect to Pension Plans, other than Qualified Plans and the unfunded Pension Plans listed in Schedule 3.14, the present value of the liabilities for current participants thereunder using interest assumptions described in IRC Section 411(a)(ii) does not exceed $300,000. Neither the Borrower nor any Domestic Subsidiary thereof or ERISA Affiliate has engaged in a prohibited transaction, as defined in IRC Section 4975 or Section 406 of ERISA, in connection with any Plan which would subject the Borrower or any Domestic Subsidiary thereof (after giving effect to any exemption) to a material tax on prohibited transactions imposed by IRC Section 4975 or any other material liability.

(b) Except as set forth in Schedule 3.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur which in either case would be material; (iii) there are no pending, or to the knowledge of the Borrower, material threatened, claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) the Borrower, any Domestic Subsidiary thereof or any ERISA Affiliate with respect to any Plan; (iv) neither the Borrower or any Domestic Subsidiary thereof nor any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multi-employer Plan; (v) within the last five (5) years neither the Borrower or any Domestic Subsidiary thereof nor any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after the last day of the month during which such participant’s termination of employment (except as may be required by IRC Section 4980B and at the sole expense of the participant or the beneficiary of the participant); (vii) the Borrower, each Domestic Subsidiary thereof and each ERISA Affiliate have materially complied with the notice and continuation coverage requirements of IRC Section 4980B and the proposed or final regulations thereunder; and (viii) no liability under any Plan has been funded, nor has such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor’s Ratings Service and the equivalent by each other nationally recognized rating agency.

SECTION 3.15. Brokers. No broker or finder acting on behalf of the Borrower or any Subsidiary thereof brought about the obtaining, making or closing of the credit extended pursuant to this Agreement or the transactions contemplated by the Loan Documents or the transactions contemplated thereby, and neither the Borrower nor any Subsidiary thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

SECTION 3.16. Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth in Schedule 3.16, the Borrower and each of its Domestic Subsidiaries owns all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names which are necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed, together with United States Patent and Trademark Office or United States Copyright Office application or registration numbers (or similar information for foreign registration or applications), where applicable, in Schedule 3.16, and will be promptly updated by the Borrower to reflect any change therein. The Borrower and each of its Subsidiaries conducts business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement, individually or in the aggregate, could not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.16, to the Borrower’s knowledge, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of the Borrower or any Subsidiary thereof, except where such infringement or claim of infringement, individually or in the aggregate, could not have or result in a Material Adverse Effect.

SECTION 3.17. Full Disclosure. No information contained in this Agreement, the other Loan Documents, the Financials or any written statement furnished by or on behalf of the Borrower or any Affiliate thereof pursuant to the terms of this Agreement or any other Loan Document, which has previously been delivered to the Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All business plans and other forecasts and projections (including the Projections) furnished by or on behalf of the Borrower and made available to the Agent or any Lender relating to the financial condition, operations, business, properties or prospects of the Borrower or any Subsidiary thereof were prepared in good faith on the basis of the facts and assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its plans, forecasts or projections, as applicable, based on the information available at the time (it being acknowledged that actual results may vary, and such variations may be material).

SECTION 3.18. Hazardous Materials. Except in the case of routine operations in the ordinary course of business in compliance with applicable permits issued by all applicable Governmental Authorities, the Real Property is free of any Hazardous Material. Except as set forth in Schedule 3.18, there are no existing or potential environmental liabilities of the Borrower or any of its Domestic Subsidiaries of which the Borrower, after due inquiry, has knowledge, which could result in Environmental Liabilities and Costs in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Borrower and its Domestic Subsidiaries. Except as set forth in Schedule 3.18, neither the Borrower nor any of its Domestic Subsidiaries has caused or suffered to occur any Release at, under, above or within any Real Property or any other real property which could expose such Person to any actual or potential liability in excess of $1,000,000, and the aggregate actual or potential liabilities of the Borrower and its Domestic Subsidiaries with respect to all such Releases does not exceed $5,000,000. Neither the Borrower nor any of its Domestic Subsidiaries is involved in operations which are reasonably likely to lead to the imposition of any liability under the Environmental Laws in excess of $5,000,000 or any Lien on it, or any owner of any premises which it occupies, under the Environmental Laws, and neither the Borrower nor any of its Domestic Subsidiaries has permitted any tenant or occupant of such premises to engage in any such activity.

SECTION 3.19. Insurance Policies. Schedule 3.19 lists all insurance of any nature maintained as of the Effective Date for current occurrences by the Borrower and its Domestic Subsidiaries. Such insurance complies with and shall at all times comply with the standards set forth in Annex F.

SECTION 3.20. Deposit and Disbursement Accounts. Schedule 3.20 lists all banks and other financial institutions at which the Borrower or any of its Domestic Subsidiaries (other than SFC) maintains deposits and/or other accounts and/or post office lock boxes, including the Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

SECTION 3.21. Solvency. The Borrower and each of its Subsidiaries is Solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Receivables Funding Documents. The Borrower and each of its Subsidiaries, after giving effect to the transactions contemplated by this Agreement and the Receivables Funding Documents, will have an adequate amount of capital to conduct its business in the foreseeable future. Both before and after giving effect to the Advances and Letter of Credit Obligations to be made or incurred on each date on which Advances and Letter of Credit Obligations requested hereunder are made or incurred, the Borrower and each of its Subsidiaries is and will be Solvent.

SECTION 3.22. Inactive Subsidiaries. Schedule 3.22 sets forth all Subsidiaries of the Borrower which do not own any assets or owe any liabilities or obligations (other than for franchise taxes and liabilities or obligations described in Schedule 3.22) or conduct any business or other activity and such Subsidiaries shall not at any time own any assets, owe any liabilities or obligations (other than for franchise taxes and liabilities or obligations described in Schedule 22) or conduct any business or other activity.

ARTICLE 4

FINANCIAL STATEMENTS AND INFORMATION

SECTION 4.1. Reports and Notices. The Borrower covenants and agrees that from and after the Effective Date and until the Termination Date, it shall deliver to the Agent and each Lender the Financials, Projections and notices at the times and in the manner set forth in Annex E.

SECTION 4.2. Communication with Accountants. The Borrower (for itself and its Subsidiaries) authorizes the Agent (on behalf of the Lenders) to communicate directly with its and each Subsidiary’s independent certified public accountants and authorizes those accountants to make available to the Agent (on behalf of the Lenders) and each Lender any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of the Borrower and each Subsidiary thereof, in each instance, provided that the Agent shall (i) give the Borrower prior notice of each intended communication with such accountants and of each request to have such accountants make available to the Agent any such financial information and material and (ii) permit a representative of the Borrower to be present at any such communication or making available of financial information and material. At or before the Effective Date, the Borrower shall deliver a letter (the “Accountant’s Letter”) addressed to and acknowledged by such accountants instructing them to make available to the Agent (on behalf of the Lenders) such information and records as the Agent may reasonably request and to otherwise comply with the provisions of this Article 4. After the Effective Date, if the Borrower or any Subsidiary thereof engages the services of accountants other than PricewaterhouseCoopers LLP, it shall deliver a letter addressed to and acknowledged by such accountants containing the same terms and provisions as the Accountant’s Letter.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees (for itself and any Subsidiary thereof) that, unless the Requisite Lenders shall otherwise consent in writing, from and after the date hereof and until the Termination Date:

SECTION 5.1. Maintenance of Existence and Conduct of Business. The Borrower shall (and shall cause each of its Subsidiaries to): (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its Intellectual Property, and preserve all the remainder of its property, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that neither the Borrower nor any Subsidiary shall be required to maintain, preserve and protect any Intellectual Property which the Borrower shall have determined, in its prudent business judgment, is not necessary to the proper and advantageous conduct of its business; (d) maintain its Equipment and Fixtures in good operating condition sufficient for the continuation of such Person’s business conducted on a basis consistent with past practices and shall provide or arrange for all maintenance and service and all repairs necessary for such purpose; and (e) with respect to each Credit Party, transact business only under the names set forth in Schedule 3.2 (unless the Borrower shall provide the Agent with not less than thirty (30) days prior written notice of any Credit Party’s use of another name and take such actions as the Agent may reasonably request in connection therewith).

SECTION 5.2. Payment of Charges and Claims. The Borrower shall (and shall cause each of its Subsidiaries to) pay and discharge in accordance with the terms thereof (A) all Charges imposed upon it or its income and profits, or any of its property (real, personal or mixed), (B) all lawful claims for labor, materials, supplies and services or otherwise, which if unpaid might by law become a Lien on its property, and (C) all rent in whatever form owing with respect to the lease by the Borrower or any of its Subsidiaries of real property; provided, that neither the Borrower nor any such Subsidiary shall be required to pay any such Charge, claim or rent which is being contested in good faith by proper legal actions or proceedings, so long as at the time of commencement of any such action or proceeding and during the pendency thereof (i) no Default or Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect thereto are established and are maintained in accordance with GAAP, (iii) such contest operates to suspend collection of the contested Charges, claims or rent and is maintained and prosecuted continuously with diligence, (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (v) no Lien shall exist, be imposed or be attempted to be imposed for such Charges, claims or rent during such action or proceeding unless the full amount of such Charge, claim or rent is covered by insurance satisfactory in all respects to the Agent, and (vi) the Borrower or such Subsidiary, as appropriate, shall promptly pay or discharge such contested Charges, claims or rent and all additional charges, interest penalties and expenses, if any, and shall, concurrently with the delivery of each quarterly Compliance Certificate (and in any event within 30 days after the end of each Fiscal Quarter), deliver to the Agent (x) evidence acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to the Borrower or such Subsidiary, as appropriate, and (y) a report listing all such contested Charges then existing to the extent in excess of $5,000,000 in the aggregate and any and all reserves established and maintained with respect thereto.

SECTION 5.3. Books and Records. The Borrower shall (and shall cause each of its Subsidiaries to) keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its consolidated and consolidating financial transactions, are made in accordance with GAAP and on a basis consistent with the Financials.

SECTION 5.4. Litigation. The Borrower shall notify the Agent and each Lender in writing, promptly upon learning thereof, of any litigation, Claim or other action commenced or threatened against the Borrower or any of its Subsidiaries, and of the institution against any such Person of any suit or administrative proceeding which (a) is reasonably likely to involve an amount in excess of $5,000,000 individually or (to the extent litigation, Claims or other actions are related) in the aggregate or (b) is reasonably likely to result in a Material Adverse Effect if adversely determined.

SECTION 5.5. Insurance.

(a) The Borrower shall, at its (or any of its Domestic Subsidiaries’) sole cost and expense, maintain or cause to be maintained with respect to the Borrower and its Domestic Subsidiaries, the policies of insurance in such amounts and as otherwise described in Annex F. The Borrower shall notify the Agent promptly of any occurrence causing a material loss or decline in value of any real or personal property and the estimated (or actual, if available) amount of such loss or decline, except as specified otherwise in Annex F. The Borrower (for itself and its Domestic Subsidiaries) hereby directs all present and future insurers under its “All Risk” policies of insurance to pay all proceeds payable thereunder in respect of Collateral directly to the Agent (on behalf of the Holders), other than proceeds relating to the loss or damage to property which secures Debt permitted under Section 6.3(f) that is required by the terms of such Debt to be paid to the holder thereof (“Excluded Proceeds”). The Borrower (for itself and its Domestic Subsidiaries) irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Person’s true and lawful agent and attorney in-fact for the purpose of (i) making, settling and adjusting claims under the “All Risk” policies of insurance, (ii) endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds (other than Excluded Proceeds) of such “All Risk” policies of insurance, and (iii) for making all determinations and decisions with respect to such “All Risk” policies of insurance; provided, that the Agent agrees not to exercise such powers as attorney-in-fact under clause (i) or (iii) above unless a Default or Event of

Default shall have occurred and be continuing. In the event the Borrower and/or a Domestic Subsidiary of the Borrower at any time or times hereafter shall fail to obtain or maintain (or fail to cause to be obtained or maintained) any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, the Agent or the Lenders, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Agent or the Lenders deem advisable. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable, on demand, by the Borrower to the Agent (on behalf of the Holders) and shall be additional Obligations hereunder secured by the Collateral, provided, that if and to the extent the Borrower fails to promptly pay any of such sums upon the Agent’s demand therefor, the Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of the Borrower for payment thereof. If, notwithstanding that all proceeds of insurance in respect of any Collateral shall be payable to the Agent, the Borrower or any Subsidiary thereof receives any proceeds of insurance in respect of any Collateral in respect of the policies required to be maintained under this Agreement (except for such proceeds which the Borrower or any Domestic Subsidiary thereof is permitted to retain pursuant to the last sentence of Section 5.14(a) to replace, repair or restore Property as therein provided), such proceeds shall be held in trust by such Person (and the Borrower shall cause such Person to hold in trust such proceeds) for the Agent and, unless the Agent otherwise permits, shall be forthwith paid over to the Agent.

(b) The Borrower shall, if so requested by the Agent, deliver to the Agent, as often as the Agent may reasonably request, a report of a reputable insurance broker satisfactory to the Agent with respect to its insurance policies.

(c) The Borrower shall deliver to the Agent endorsements to all of its and its Domestic Subsidiaries’ (i) “All Risk” and business interruption insurance naming the Agent, for the benefit of the Holders, as loss payee to the extent provided in Section 5.5(a), and (ii) general liability and other liability policies naming the Agent, for the benefit of the Holders, as an additional insured.

SECTION 5.6. Compliance with Laws. The Borrower shall (and shall cause each of its Subsidiaries to) comply with all federal, state, local and foreign laws, permits and regulations applicable to it, including those relating to licensing, environmental, ERISA and labor matters (except where the failure to so comply could not be reasonably expected to result in a Material Adverse Effect and would not be reasonably likely to subject the Borrower or any of its Subsidiaries to any criminal penalties (other than non-material fines) or the Agent or any of the Lenders to any civil or criminal penalties).

SECTION 5.7. Agreements. The Borrower shall (and shall cause each of its Subsidiaries to) perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement, contract, instrument or other document to which it is a party, including any leases, licenses and customer contracts to which it is a party where the failure to so perform and enforce could have or result in a Material Adverse Effect. The Borrower shall (and shall cause each of its Subsidiaries to) take such actions or omit to take such actions so as not to cause a breach of the representations and warranties made hereunder and under the other Loan Documents.

SECTION 5.8. Supplemental Disclosure. On the request of the Agent or any Lender (in the event that such information is not otherwise delivered by the Borrower to the Agent or the Lenders pursuant to this Agreement), the Borrower will supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Loan Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that (i) the information disclosed in such supplement updates (A) Schedule 3.2 or Schedule 3.8 to include any Real Property leased or acquired by Borrower or any Domestic Subsidiary thereof in accordance with this Agreement, but includes no additional exceptions or other changes to said schedule, (B) Schedule 3.11 to include any Subsidiaries, joint ventures or partnerships with, or other equity interests in, any Person that are acquired or created by Borrower or any Domestic Subsidiary thereof in accordance with this Agreement, but only if the Borrower is in compliance with its obligations under Sections 5.15 and 5.17 with respect thereto, (C) Schedule 3.14 to include any new Plans maintained or contributed to by the Borrower or any Domestic Subsidiary or ERISA Affiliate thereof in accordance with this Agreement, but includes no additional exceptions or other changes to said schedule, (D) Schedule 3.16 to include any additional licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names acquired in accordance with this Agreement and then owned by the Borrower or any Domestic Subsidiary thereof, and any registration numbers applicable thereto, but includes no additional exceptions or other changes to said schedule, (E) Schedule 3.20 to include any deposit or securities accounts opened and maintained by Borrower or any Domestic Subsidiary thereof in accordance with this Agreement and Annex B hereto, and (F) the schedules in any Security Agreement that disclose the properties or locations where Collateral is located to include any new properties or locations leased or acquired after the Effective Date at which Collateral is located, in each case if and to the extent that each such property and location is leased or acquired, and Collateral is located at each such property and location, in accordance with this Agreement and the Loan Documents and, in the case of any such supplement amending any schedule referred to in this clause (F), such schedule shall be deemed amended upon the delivery of written notice by the Borrower to Agent of any such new property or location, or (ii) such amendment is expressly consented to in writing by the Agent and Requisite Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Lenders of any Default disclosed therein. The Borrower shall, if so requested by the Agent or the Requisite Lenders, furnish to the Agent and the Lenders as often as it reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent and the Lenders may reasonably request, all in reasonable detail, and the Borrower shall advise the Agent and the Lenders promptly, in reasonable detail, of (a) any Lien, other than as permitted pursuant to Section 6.7, attaching to or asserted against any of the Collateral, (b) any material change in the composition of the Collateral, and (c) the occurrence of any other event which would have a Material Adverse Effect upon the Collateral and/or the Agent’s and Lenders’ Lien thereon.

SECTION 5.9. Environmental Matters. The Borrower shall (and shall cause each of its Subsidiaries to) (a) comply in all material respects with the Environmental Laws and permits applicable to it, (b) notify the Agent and each Lender promptly after the Borrower or any Subsidiary thereof becomes aware of any Release upon any Real Property which is reasonably likely to result in or expose the Borrower or any of its Subsidiaries to actual or potential liability in excess of $1,000,000, and (c) promptly forward to the Agent and each Lender a copy of any order, notice, permit, application, or any communication or report received by the Borrower or any Subsidiary thereof in connection with any such Release or any other matter relating to the Environmental Laws that may affect any Real Property or the Borrower or any Subsidiary thereof. The provisions of this Section 5.9 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state or local or foreign environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

SECTION 5.10. Landlords’ Agreements, Mortgagee Agreements and Bailee Letters. The Borrower shall use good faith reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location, and shall otherwise be satisfactory in form and substance to the Agent; provided, however, that the Borrower shall have no obligation to reimburse Agent and Lenders for any legal fees incurred by Agent or any Lender in connection with the negotiation, preparation, filing and/or recordation of any such landlord’s agreement, mortgagee agreement or bailee letter relating to any such property that is leased or owned, or any other location where Collateral is located, on and as of the Effective Date, and the Borrower’s obligation to reimburse Agent and Lenders for any legal fees incurred by Agent or any Lender in connection with the negotiation, preparation, filing and/or recordation of all such landlord’s agreements, mortgagee agreements and bailee letters relating to any other such properties and locations shall not exceed $2,000 for each such property or location; and provided, further, that the Lenders shall have no obligation to reimburse Agent for any such legal fees incurred by Agent in excess of $2,000 for each such property or location unless Agent incurs such legal fees with the consent, or pursuant to the instructions, of the Requisite Lenders. With respect to such locations or warehouse space leased or owned as of the Effective Date, if the Agent has not received a landlord or mortgagee agreement or bailee letter as of the Effective Date, the Borrower’s Eligible Inventory at that location may, in the Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by the Agent in its reasonable business judgment. The Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

SECTION 5.11. [Reserved]

SECTION 5.12. Application of Proceeds. The Borrower shall use the proceeds of Advances as provided in Section 1.3.

SECTION 5.13. Fiscal Year. The Borrower shall (and shall cause each of its Subsidiaries to) maintain as its Fiscal Year the twelve-month period ending on November 30 in each year.

SECTION 5.14. Casualty and Condemnation.

(a) The Borrower shall promptly notify the Agent of any loss, damage, or destruction to any Collateral or any Real Property owned by the Borrower or any of its Domestic Subsidiaries whether or not constituting Collateral (collectively, “Property”) or arising from its use, whether or not covered by insurance; provided that no such notice is necessary with respect to the loss, damage or destruction of any Collateral or Real Property with a value of less than $3,000,000 per casualty event and $10,000,000 in the aggregate. The Agent on behalf of the Lenders (in consultation with the Borrower so long as no Default or Event of Default is continuing) is hereby authorized to adjust losses and collect all insurance proceeds in respect of any Collateral directly. If, notwithstanding the provisions hereof, which require that the Agent be the sole loss payee for insurance proceeds in respect of Collateral, a check or other instrument from an insurer is made payable to the Borrower or the Borrower and the Agent jointly, the Agent may endorse the Borrower’s name thereon and take such other action as the Agent may elect to obtain the proceeds thereof. After deducting from such proceeds the expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent may apply such proceeds to the reduction of the Obligations under or in connection with this Agreement and the other Loan Documents in the manner set forth in Section 1.9 or, at the Agent’s option with the consent of the Requisite Lenders, may permit or require the Borrower to use such proceeds, or any part thereof, to replace, repair or restore such Collateral as provided in paragraph (d) below. So long as no Default or Event of Default shall be continuing, the Borrower shall be entitled to use such proceeds to the extent the same are proceeds payable with respect to a casualty to Collateral other than Inventory (or such lesser amount thereof as shall be necessary) to replace, repair, restore or rebuild such Collateral as provided in paragraph (d) below where the amount of such moneys on account of a single event of loss, damage or destruction is less than $3,000,000 and it is reasonably expected that such replacement, repair, restoration or rebuilding can be completed within six (6) months after the loss, damage or destruction (and if not completed by the end of such six-month period, the remaining monies shall be delivered to the Agent to be applied to the payment of the Obligations).

(b) The Borrower shall, promptly upon the Borrower or any of its Domestic Subsidiaries learning of the institution of any proceeding for the condemnation or other taking of any of its Property constituting Collateral, notify the Agent of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding and the Borrower from time to time will deliver (or cause to be delivered) to the Agent all instruments reasonably requested by the Agent to permit such participation. The Agent shall (and is hereby authorized to) collect any and all awards, payments or other proceeds of any such condemnation or taking and apply such proceeds to the reduction of the Obligations in the manner set forth in Section 1.9 or, at the Agent’s option with the consent of the Requisite Lenders, may permit or require the Borrower to use such proceeds, or any part thereof, to replace, repair or restore such Collateral as provided in paragraph (d) below.

(c) Subject to the terms and conditions hereof (including Section 2.2), after application of the proceeds of any loss or taking of the Borrower’s Collateral to the reduction of the Obligations pursuant to paragraphs (a) and (b) above, the Borrower may borrow Revolving Credit Advances for the purpose of replacing, repairing or restoring any Collateral subject to such loss or taking in accordance with paragraph (d) below.

(d) Any Collateral which is to be replaced, repaired or restored pursuant to paragraph (a), (b) or (c) above shall be replaced, repaired or restored pursuant to such terms and conditions as the Agent may reasonably require and with materials and workmanship of substantially as good a quality as existed before such loss or taking, and the Borrower shall commence such replacement, repair or restoration as soon as practicable and proceed diligently with it until completion to the Agent’s satisfaction. The Borrower shall provide to the Agent written progress reports, other information and evidence of its compliance with the foregoing.

SECTION 5.15. Subsidiaries. In the event that, at any time on or after the Effective Date, the Borrower or any of its Domestic Subsidiaries creates, forms or acquires a new Domestic Subsidiary, the Borrower shall execute and deliver (or cause to be executed and delivered) to Agent, for the benefit of the Holders, within 30 days after such creation, formation or acquisition, and at all times thereafter shall maintain (or cause to be maintained) in effect, (a) a Guaranty from such new Domestic Subsidiary in respect of the Obligations in substantially the form of Exhibit F-4, (b) a Security Agreement, in substantially the form of Exhibit G-4, and if necessary or reasonably desirable, other applicable Collateral Document, granting a first priority Lien (subject only to Permitted Encumbrances) on all assets of such new Domestic Subsidiary, (c) a Stock Pledge Agreement granting a Lien on all present and future issued and outstanding Stock of such new Domestic Subsidiary, all distributions made or to be made in respect thereof and all proceeds thereof, and (d) such supporting documentation, including corporate resolutions and opinions of counsel with respect to such additional Guaranty, Security Agreement, Stock Pledge Agreement or other documentation, as may be reasonably required by the Agent.

SECTION 5.16. Intellectual Property. In the event that the Borrower or any Domestic Subsidiary shall acquire any Intellectual Property which is or becomes material to the business or operations of the Borrower or such Subsidiary or which otherwise becomes valuable, then the Borrower or such Subsidiary which has acquired such material or valuable Intellectual Property shall execute and deliver to the Agent, concurrently with the delivery of the next quarterly Compliance Certificate (and in any event within 30 days after the end of the next Fiscal Quarter), such security documents and other instruments, agreements, and certificates, each in form and substance satisfactory to the Agent, as the Agent may reasonably request in order that the Agent shall have been granted a first priority perfected and fully enforceable Lien in such material or valuable Intellectual Property and all Proceeds thereof.

SECTION 5.17. Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, at its cost and expense, upon request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of the Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees (for itself and each of its Subsidiaries) that, without the Requisite Lenders’ prior written consent, from and after the date hereof and until the Termination Date:

SECTION 6.1. Mergers, Subsidiaries, Etc. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to), directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with, any Person or acquire any Subsidiary; provided that:

(a) any Domestic Subsidiary of the Borrower may merge or consolidate with any other Domestic Subsidiary of the Borrower; and

(b) the Borrower or any of its Domestic Subsidiaries may acquire all or substantially all of the assets or Stock or other ownership interests of any Domestic Person (the “Domestic Target”) or any Foreign Person (the “Foreign Target”), in each case subject to satisfaction of the following conditions of this Section 6.1 (any such acquisition of a Domestic Target, a “Permitted Domestic Acquisition”; any such acquisition of a Foreign Target, a “Permitted Foreign Acquisition”; and any Permitted Domestic Acquisition or Permitted Foreign Acquisition, a “Permitted Acquisition”):

(i) such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by the Borrower as of the Effective Date, and which business would not subject the Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents, other than approvals applicable to the exercise of such rights and remedies with respect to the Borrower prior to such Permitted Acquisition;

(ii) the sum of all amounts paid or payable in connection with any such Permitted Domestic Acquisition (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower and the Domestic Target), together with the sum of all such amounts paid or payable for all such prior Permitted Domestic Acquisitions made on or after the Effective Date (collectively, “Prior Permitted Domestic Acquisitions”) and the sum of all amounts paid or payable for all Permitted Domestic Investments made on or prior to such date in accordance with Section 6.2(g), shall not exceed $75,000,000 in the aggregate (the “Domestic

Cap”); provided that if, after a Permitted Domestic Acquisition shall have been consummated, (A) the Borrower delivers to the Agent, concurrently with the first financial statements required to be delivered hereunder on or after the date six months following such Permitted Domestic Acquisition, (1) pro forma quarterly consolidated financial statements of Borrower and its Subsidiaries reflecting two Fiscal Quarters actual results and two Fiscal Quarters projected results (which (x) in the case of the financial statements reflecting actual results, shall be complete, and (y) in the case of both the actual and projected financial statements, shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but shall take into account such Permitted Domestic Acquisition and the funding of all Advances in connection therewith), and (2) a certificate of the chief financial officer of the Borrower, in form and substance acceptable to the Agent, certifying that the Borrower would be in compliance with each financial covenant set forth in Annex G for such four-Fiscal Quarter period (and showing in reasonable detail the calculations used in determining compliance) on a pro forma basis (taking into account such Permitted Domestic Acquisition), and (B) average daily Net Liquidity Availability for the six-month period following the actual date of consummation of such Permitted Domestic Acquisition shall have been $30,000,000 or more, then such Permitted Domestic Acquisition thereafter shall not be included as a Prior Permitted Domestic Acquisition for purposes of this Section 6.1(b)(ii) and the sum of all amounts paid or payable in connection with such Permitted Domestic Acquisition shall not be included in the calculation of the Domestic Cap;

(iii) the sum of all amounts paid or payable in connection with any such Permitted Foreign Acquisition (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower and the Foreign Target), together with the sum of all amounts paid or payable for all Permitted Foreign Investments made on or prior to such date in accordance with Section 6.2(g) (other than Permitted Foreign Investments made pursuant to Section 6.2(g)(iv) or Section 6.2(g)(v)), shall not exceed, in the aggregate, the limit set forth in Section 6.2(g)(iii); and

(iv) such Permitted Acquisition otherwise constitutes a Permitted Investment under Section 6.2(g);

provided, that, notwithstanding the foregoing, the Inventory and Accounts of the Domestic Target shall not be included in Eligible Inventory or Net Receivables Balance without the prior written consent of the Agent and the Requisite Lenders.

SECTION 6.2. Investments. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to), directly or indirectly, make or maintain any Investment except:

(a) as otherwise permitted by Section 6.1(b), 6.4 or 6.6;

(b) Investments outstanding on the Effective Date and listed in Schedule 6.2, but not any additional investments therein (it being understood that any such Investment, once repaid or recovered, may not be reborrowed or renewed) unless such additional investment is permitted under another clause of this Section 6.2;

(c) cash and Cash Equivalents; provided, that (i) so long as there shall remain outstanding any principal owing on the Revolving Credit Loan or the Swing Line Loan, the aggregate amount of cash and Cash Equivalents (other than (x) checks in transit and cash in payroll accounts listed on Schedule 3.20 (so long as used solely for payroll), and (y) cash and Cash Equivalents constituting Investments permitted under Section 6.2(d)) of the Borrower and its Domestic Subsidiaries shall not exceed $1,500,000 for more than one Business Day, except any excess that may arise after all Index Rate Loans and Swing Line Advances shall have been repaid if, at such time, any LIBOR Loan is then outstanding and application of such excess to payment of such LIBOR Loan at such time would cause the Borrower to be liable under Section 1.4(e), provided that such excess shall be applied to repay such LIBOR Loan on the earliest date on which any then current LIBOR Period shall end; and (ii) all Cash Equivalents of the Borrower and any of its Domestic Subsidiaries shall be held in a deposit or securities account of the Borrower or a Domestic Subsidiary thereof over which the Agent, for the benefit of the Holders, has retained “control” as determined under Divisions 8 and 9 of the Code, and holds a first priority perfected Lien, subject only to Permitted Encumbrances;

(d) Investments maintained by the Borrower pursuant to the Borrower’s unqualified deferred compensation arrangements; provided that (i) the Borrower grants to Agent, for the benefit of the Holders, a first priority Lien (subject only to Permitted Encumbrances) in all such Investments made after the Effective Date that are not maintained by the Borrower in securities accounts and that are in excess of $250,000 individually, or $1,000,000 in the aggregate, and takes any actions reasonably necessary or reasonably requested by Agent to perfect such security interest, (ii) with respect to any Investments maintained in any securities account, the Borrower is in compliance with its obligations under Section 11 of Annex B with respect to such securities account, and (iii) such Investments shall not exceed $30,000,000 in the aggregate at any time;

(e) capital contributions by the Borrower to SFC of cash or Accounts created by the Borrower pursuant to and as contemplated by the Receivables Sale Agreement so long as no Termination Event (as defined in the Receivables Funding Agreement) is continuing;

(f) loans by the Borrower to SFC pursuant to the Receivables Funding Documents and the Ancillary Services and Lease Agreement;

(g) other Investments in (1) any Domestic Subsidiary (other than a Domestic Excluded Subsidiary) (in each case, a “Permitted Domestic Investment”), (2) any Foreign Subsidiary (in each case, a “Permitted Foreign Investment”), or (3) any other Person (in each case, a “Permitted Other Investment”; and Permitted Other Investments, together with Permitted Foreign Investments and Permitted Domestic Investments, “Permitted Investments”) not otherwise permitted by clauses (a) through (f) above or clause (h) below, subject to satisfaction of the following conditions, as applicable:

(i) the Agent shall receive at least five (5) Business Days’ prior written notice of such proposed Permitted Investment, which notice shall include a reasonably detailed description of such proposed Permitted Investment;

(ii) after giving effect to any such Permitted Domestic Investment, the sum of all amounts paid or payable in connection with all Permitted Domestic Investments (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower), together with the sum of all such amounts paid or payable for all such prior Permitted Domestic Investments existing on or made on or after the Effective Date (collectively, “Prior Permitted Domestic Investments”) and the sum of all amounts paid or payable for all Permitted Domestic Acquisitions made on or prior to such date in accordance with Section 6.1(b), shall not exceed, in the aggregate, the Domestic Cap; provided, however, that if, after a Permitted Domestic Investment shall have been consummated, (A) the Borrower delivers to the Agent, concurrently with the first financial statements required to be delivered hereunder on or after the date six months following such Permitted Domestic Investment, (1) pro forma quarterly consolidated financial statements of Borrower and its Subsidiaries reflecting two Fiscal Quarters actual results and two Fiscal Quarters projected results (which (x) in the case of the financial statements reflecting actual results, shall be complete, and (y) in the case of both the actual and projected financial statements, shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but shall take into account such Permitted Domestic Investment and the funding of all Advances in connection therewith), and (2) a certificate of the chief financial officer of the Borrower, in form and substance acceptable to the Agent, certifying that the Borrower would be in compliance with each financial covenant set forth in Annex G for such four-Fiscal Quarter period (and showing in reasonable detail the calculations used in determining compliance) on a pro forma basis (taking into account such Permitted Domestic Investment), and (B) average daily Net Liquidity Availability for the six-month period following the actual date of such Permitted Domestic Investment shall have been $30,000,000 or more, then such Permitted Domestic Investment thereafter shall not be included as a Prior Permitted Domestic Investment for purposes of this Section 6.2(g)(ii), and the sum of all amounts paid or payable in connection with such Permitted Domestic Investment shall not be included in the calculation of the Domestic Cap;

(iii) after giving effect to any such Permitted Foreign Investment, the sum of all amounts paid or payable in connection with all Permitted Foreign Investments (other than Permitted Foreign Investments made pursuant to Section 6.2(g)(iv) or 6.2(g)(v)) (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower), together with the sum of all amounts paid or payable for all Permitted Foreign Acquisitions made on or prior to such date in accordance with Section 6.1(b), shall not exceed, in the aggregate, $25,000,000; provided, that the Net Cash Proceeds received by Borrower from any Foreign Subsidiary after the Effective Date in respect of dividends on, or the repayment of principal of any loan constituting, a Permitted Foreign Investment made pursuant to this Section 6.2(g)(iii) shall be deemed to reduce amounts paid or payable in connection with Permitted Foreign Investments made pursuant to this Section 6.2(g)(iii) for purposes of calculating compliance with the foregoing limit;

(iv) after giving effect to any such Permitted Foreign Investment in Synnex Canada (other than Permitted Foreign Investments made pursuant to Section 6.2(g)(iii)), the sum of all amounts paid or payable in connection with all Permitted Foreign Investments (whether currently existing or made hereafter, and expressly including that certain intercompany loan in an aggregate principal amount of $24,912,300 (Canadian dollars) made by the Borrower to Synnex Canada pursuant to that certain Promissory Note dated September 2, 2005 executed by Synnex Canada in favor of the Borrower) in Synnex Canada pursuant to this Section 6.2(g)(iv)) (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower), shall not exceed, in the aggregate, $50,000,000; provided, that the Net Cash Proceeds received by Borrower from Synnex Canada after the Effective Date in respect of dividends on, or the repayment of principal of any loan constituting, a Permitted Foreign Investment made pursuant to this Section 6.2(g)(iv) shall be deemed to reduce amounts paid or payable in connection with Permitted Foreign Investments in Synnex Canada made pursuant to this Section 6.2(g)(iv) for purposes of calculating compliance with the foregoing limit;

(v) after giving effect to any such Permitted Foreign Investment in Synnex Mexico (other than Permitted Foreign Investments made pursuant to Section 6.2(g)(iii)), the sum of all amounts paid or payable in connection with all Permitted Foreign Investments (whether currently existing or made hereafter) in Synnex Mexico pursuant to this Section 6.2(g)(v)) (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower), shall not exceed, in the aggregate, $10,000,000; provided, that the Net Cash Proceeds received by Borrower from Synnex Mexico after the Effective Date in respect of dividends on, or the repayment of principal of any loan constituting, a Permitted Foreign Investment made pursuant to this Section 6.2(g)(v) shall be deemed to reduce amounts paid or payable in connection with Permitted Foreign Investments in Synnex Mexico made pursuant to this Section 6.2(g)(v) for purposes of calculating compliance with the foregoing limit;

(vi) after giving effect to any such Permitted Other Investment, the sum of all amounts paid or payable in connection with all Permitted Other Investments (whether currently existing or made hereafter) (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower) shall not exceed, in the aggregate, $15,000,000;

(vii) with respect to any Permitted Domestic Investment or Permitted Other Investment in a Domestic Person, other than a Permitted Acquisition (but without limiting the requirements of Section 6.2(g)(xii) below), subject to any restriction contained in any agreement between the Borrower or the applicable Domestic Subsidiary and the other investors in such Permitted Domestic Investment or Permitted Other Investment, at or prior to the closing of such Permitted Domestic Investment or Permitted Other Investment, the Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in such Permitted Domestic

Investment or Permitted Other Investment (including any security or instrument evidencing such Permitted Domestic Investment or Permitted Other Investment), and the Borrower or the applicable Domestic Subsidiary shall have executed such documents and taken such actions as may be required by the Agent in connection therewith;

(viii) concurrently with delivery of the notice referred to in Section 6.2(g)(i) above, the Borrower shall have delivered to the Agent, in form and substance satisfactory to the Agent, a certificate of the chief financial officer of the Borrower to the effect that the Borrower will be Solvent upon the consummation of such Permitted Investment;

(ix) average daily Net Liquidity Availability for the 60-day period preceding the consummation of such Permitted Investment shall have been $30,000,000 or more;

(x) the Agent shall have received, (A) prior to the date of such Permitted Investment, drafts of the purchase or subscription agreement for such Permitted Investment and of all related agreements, instruments, opinions, certificates and other documents reasonably requested by the Agent, and (B) no later than five (5) Business Days after the date of such Permitted Investment, copies of the executed purchase or subscription agreement, related agreements and instruments for such Permitted Investment, and all opinions, certificates and other documents reasonably requested by the Agent, in form and substance satisfactory to the Agent;

(xi) at the time of such Permitted Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(xii) the Borrower shall have complied with its obligations under Sections 5.10, 5.15 and 5.17 with respect to such Permitted Investment; and

(h) any other Investments in Domestic Subsidiaries (other than Domestic Excluded Subsidiaries) not otherwise permitted by clauses (a) through (g) above (in each case, an “Additional Domestic Investment”) if, after giving effect thereto, the sum of all amounts paid or payable in connection with all such Additional Domestic Investments (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Borrower) does not exceed, in the aggregate, $15,000,000; provided, that the Net Cash Proceeds received by Borrower from any Domestic Subsidiary after the Effective Date in respect of dividends on, or the repayment of principal of any loan constituting, such an Additional Domestic Investment shall be deemed to reduce amounts paid or payable in connection with Additional Domestic Investments for purposes of calculating compliance with the foregoing limit.

SECTION 6.3. Debt. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) create, incur, assume or permit to exist any Debt, except:

(a) the Obligations;

(b) Deferred Taxes;

(c) purchase money Debt secured by purchase money Liens and Capital Leases permitted under clause (d) or (e) of Section 6.7 (and refinancings of such purchase money Debt permitted by such clause (d));

(d) Debt incurred by SFC under the Receivables Funding Documents and the Ancillary Services and Lease Agreement;

(e) Debt which constitutes Guaranteed Debt permitted under Section 6.6;

(f) any other Debt owing by the Borrower or any Domestic Subsidiary in an aggregate principal amount not to exceed $25,000,000, provided, that (a) the Borrower supply to the Agent confirmation, in form and substance acceptable to the Agent, that the terms and conditions governing such Debt do not (1) provide for the grant of a Lien with respect to any of the Borrower’s Accounts, Inventory or other assets sold, contributed or in which a Lien has been granted pursuant to the Receivables Funding Documents or the Collateral Documents (collectively, “Restricted Assets”), or (2) restrict or prohibit the sale of, or the granting of a security interest in, any Restricted Assets by the Borrower, and (b) to the extent that the holder of such Debt is to obtain a Lien upon any of the Borrower’s Real Property, such holder shall execute and deliver to the Agent a mortgagee or landlord waiver acceptable in form and substance to the Agent;

(g) Debt which constitutes intercompany Debt permitted under Section 6.2;

(h) hedging obligations under swaps, caps and collar arrangements arranged by a Lender entered into for the sole purposes of hedging in ordinary course of business and consistent with industry practices (and not for speculative purposes); and

(i) other Debt set forth in Schedule 3.11, but not (I) any increase in the amount of any thereof or (II) any refinancing or refunding of any thereof so long as the Debt resulting from such refinancing or refunding (1) does not have an aggregate principal amount in excess of the Debt that was refinanced or refunded, (2) does not mature sooner than the Debt being refinanced or refunded, (3) does not rank at the time of such refinancing or refunding senior to the Debt being refinanced or refunded and (4) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, events of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Debt being refinanced or refunded.

SECTION 6.4. Affiliate and Employee Loans and Transactions. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) enter into any lending, borrowing or other commercial transaction with any of its Foreign Subsidiaries, Affiliates, officers, directors, shareholders or employees, including payment of any management, consulting, advisory or similar fee; provided that:

(i) the Borrower and SFC may enter into and perform the Receivables Funding Documents; provided that sales, transfers, capital contributions and other dispositions by the Borrower and any other “Originator” (as defined in the Receivables Sale Agreement) to SFC of Accounts as therein contemplated shall only be permitted so long as no “Termination Event” (as defined in the Receivables Funding Agreement) is continuing;

(ii) the Borrower may (x) continue to hold and receive payments in respect of each of the officer loans described on Schedule 6.4, but not any increase in the amount thereof, and (y) make additional loans and advances to its officers and employees in the ordinary course of business, provided that (i) all such additional loans and advances are evidenced in writing in form and substance satisfactory to the Agent, (ii) all such additional loans and advances are described on Schedule II to the Borrower Security Agreement, as updated by the Borrower from time to time, and, in respect of any such additional loans or advances, the Borrower shall have delivered to the Agent all such writings evidencing such loans and advances, and (iii) the aggregate outstanding principal amount of all such additional loans and advances, together with such existing loans described on Schedule 6.4, shall not exceed $6,000,000 at any time;

(iii) the Borrower may enter into any commercial transaction (other than a lending or borrowing transaction or a transaction which would be prohibited by another provision of this Agreement or another Loan Document) with SFC on terms not less favorable to the Borrower than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party;

(iv) the Borrower may enter into any commercial transaction (other than a transaction that would be prohibited by another provision of this Agreement or another Loan Document) with any of its Affiliates on terms not less favorable to the Borrower than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party;

(v) SFC and the Borrower may enter into and perform the Ancillary Services and Lease Agreement;

(vi) (w) any Credit Party may enter into customary indemnification arrangements with its directors and officers in the ordinary course of business in connection with the performance by such directors and officers of their duties and responsibilities in their capacities as officers and directors, (x) any Credit Party may enter into employment agreements with its employees and officers, (y) any Credit Party may reimburse any officer, director or employee of such Credit Party, in the ordinary course of business and in accordance with the policies, procedures and guidelines of the Borrower and its Subsidiaries, as such policies and procedures are adjusted from time to time, for out-of-pocket expenses incurred by such Person in the performance of such Person’s duties and responsibilities as an officer, director or employee, and (z) the Borrower may enter into the arrangements set forth on Schedule 3.14.

Set forth in Schedule 6.4 is a list of all such lending, borrowing or other commercial transactions existing or outstanding as of the Effective Date (other than the Borrower’s policies and procedures relating to expense reimbursement).

SECTION 6.5. Capital Structure and Business. Except as permitted under Section 5.1, the Borrower shall not (and shall not suffer or permit any of its Subsidiaries to):

(a) make any changes in its business objectives, purposes or operations which could in any way adversely affect the repayment of the Obligations or have or result in a Material Adverse Effect;

(b) make any change in its capital structure as described in Schedule 3.11 and Schedule 6.2 (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock), except that changes in the Borrower’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control;

(c) amend its articles of incorporation, charter, bylaws or other organizational documents in any manner which may (x) adversely affect the Agent or the Lenders, the Revolving Credit Loan, the Swing Line Loan, the Collateral or the ability of the Borrower to perform its obligations under the Loan Documents or (y) violate (or authorize or permit acts or events which may violate) any of the provisions of any Loan Document (including, without limitation, Section 6.5(b) hereof); or

(d) engage in any business other than manufacturing, operational, logistics, distribution and related services in the computer and technology industry.

SECTION 6.6. Guaranteed Debt. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) incur any Guaranteed Debt except:

(a) by endorsement of instruments or items of payment for deposit to the general account of such Person;

(b) for performance bonds or indemnities entered into in the ordinary course of business consistent with past practices;

(c) unsecured Guaranteed Debt in respect of Debt permitted under Section 6.3(c), (d) or (f);

(d) existing secured Guaranteed Debt set forth on Part A of Schedule 6.6, not to exceed for any such Guaranteed Debt the respective amount set forth on such schedule for such Guaranteed Debt;

(e) the Synnex Mexico Guarantee in an aggregate amount not to exceed $80,000,000 (or the equivalent amount of Pesos, based on a conversion rate determined immediately prior to the closing of the Synnex Mexico Loan Documents) (the maximum liability under the Synnex Mexico Guaranty at any time, the “Maximum Mex Guarantee”); provided that if, and for so long as, the commitments under the Synnex Mexico Loan Documents are less than $75,000,000, and the Maximum Mex Guarantee is less than $80,000,000, then Borrower may incur and maintain additional unsecured Guaranteed Debt guaranteeing Debt of Synnex Mexico in an aggregate amount not to exceed $80,000,000 less the then Maximum Mex Guarantee; provided that all provisions of this Agreement otherwise applicable to the Synnex Mexico Guarantee shall apply, mutatis mutandis, to such other unsecured Guarantee;

(f) other unsecured Guaranteed Debt set forth on Part B of Schedule 6.6 not to exceed for any such Guaranteed Debt the respective amount set forth on such schedule for such Guaranteed Debt;

(g) unsecured Guaranteed Debt in an amount not to exceed $20,000,000 with respect to Debt under an inventory line of credit provided by the Bank of Montreal to the Canadian Subsidiary; and

(h) the Canadian Subsidiary Securitization Guaranty.

SECTION 6.7. Liens. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) create or permit to exist any Lien on any of its properties or assets except for:

(a) presently existing or hereafter created Liens in favor of the Agent or the Lenders to secure the Obligations;

(b) [Reserved];

(c) Permitted Encumbrances;

(d) purchase money mortgages or other purchase money Liens and Capital Leases (including, without limitation, finance leases) granted after the date hereof upon any fixed or capital assets hereafter acquired, so long as (i) any such Lien does not extend to or cover any other asset of the Borrower or any of its Subsidiaries, (ii) such Lien secures the obligation to pay the purchase price of such asset (or the obligation under such capital or finance lease) only, (iii) the principal amount secured by each such Lien does not exceed the unpaid purchase price for such asset, and (iv) the aggregate amount of Debt secured by such purchase money Liens and Capital Leases shall not at any time exceed (together with the Debt secured by any purchase money Liens and Capital Leases permitted under clause (b) above and any Debt permitted below in this clause (d) to refinance purchase money Debt) $15,000,000, and Liens to secure any refinancing of the purchase money Debt permitted under this clause (d) and under clause (b) above so long as (x) the Debt refinancing such purchase money Debt does not exceed the outstanding principal amount of the Debt being refinanced, and (y) the Lien securing such new Debt secures only such Debt and does not extend to or cover any asset other than the asset securing the refinanced Debt;

(e) purchase money Liens on Inventory, so long as any such Lien held by any creditor extends only to Inventory the acquisition of which was financed by such creditor and not to any other property of the Borrower or any of its Subsidiaries; and

(f) Liens created under or pursuant to the Receivables Funding Documents.

SECTION 6.8. Sale of Assets. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, including any Collateral; provided, that the foregoing shall not prohibit:

(a) the sale by the Borrower or any of its Domestic Subsidiaries of its Accounts and General Intangibles to SFC pursuant to and in accordance with the Receivables Sale Agreement; provided that no such sales shall be permitted from and after (i) the occurrence of the “Commitment Termination Date” (as defined in the Receivables Funding Documents), or (ii) notice of the occurrence of a Stop Event shall have been given by the Agent or any Lender to GE Capital in its capacity as “Administrative Agent” under the Receivables Funding Documents;

(b) the sale of Inventory in the ordinary course of business;

(c) the sale or disposition of any Equipment which, in each instance, has become no longer useful, obsolete or surplus to the business of the Borrower or any Domestic Subsidiary thereof;

(d) the sale by the Borrower of any securities and other Investments held from time to time in securities accounts maintained in connection with deferred compensation arrangements pursuant to Section 6.2(d), provided that the proceeds of such sale are maintained in such securities accounts and reinvested in accordance with the terms of such deferred compensation arrangements; and

(e) any other sale of assets or property (other than Eligible Inventory, Production Inventory, Eligible Receivables, any other Accounts or Inventory and any other Collateral included in calculating the Borrowing Base) in an amount not to exceed $10,000,000 in the aggregate, provided that the proceeds of any such sale are applied to repay the Advances pursuant to Section 1.2(f).

SECTION 6.9. Material Contracts. The Borrower shall not (and shall not suffer or permit any of its Subsidiaries to) cancel or terminate any Material Contract or amend or otherwise modify any Material Contract, or waive any default or breach under any Material Contract, unless (i) no Default or Event of Default exists at the time or could reasonably be expected to occur as a result thereof, and (ii) either (a) the Borrower determines that such action is in its best interests and in accordance with prudent business practice, or (b) such action could not reasonably be expected to have a Material Adverse Effect. The Borrower shall not agree to any amendment or modification of clause (e) of the definition of “Facility Termination Date” contained in the Receivables Funding Documents.

SECTION 6.10. ERISA. Neither the Borrower nor any Subsidiary thereof nor any ERISA Affiliate shall acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an “accumulated funding deficiency,” as defined in Section 302 of ERISA, or “unfunded vested benefits,” as defined in Section 4006(a)(3)(E)(iii) of ERISA in the case of any Pension Plan other than a Multi-employer Plan and in Section 4211 of ERISA in the case of a Multi-employer Plan. Additionally, neither the Borrower nor any Subsidiary thereof nor any ERISA Affiliate shall: (a) permit or suffer any condition set forth in Schedule 3.14 to cease to be met and satisfied at any time; (b) terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability to the Borrower or any of its Subsidiaries, (c) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension

Plan; (d) fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; (e) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multi-employer Plan that would cause the Borrower, Subsidiary or ERISA Affiliate to incur withdrawal liability; or (f) at any time fail to provide the Agent and the Lenders with copies of any Plan documents or governmental reports or filings, if reasonably requested by the Agent or any Lender.

SECTION 6.11. Financial Covenants. The Borrower shall not breach or fail to comply with any of the financial covenants set forth in Annex G, each of which shall be calculated in accordance with GAAP consistently applied (and based upon the financial statements delivered hereunder).

SECTION 6.12. Hazardous Materials. The Borrower shall not and shall not suffer or permit any of its Subsidiaries or any other Person within the control of the Borrower: (a) to cause or permit a Release of Hazardous Material on, under in or about any Real Property; (b) to use, store, generate, treat or dispose of Hazardous Materials; or (c) to transport any Hazardous Materials to or from any Real Property; in each case in a manner or to an extent which could expose any such Person to any actual or potential liability in excess of $1,000,000, or could expose the Borrower and its Domestic Subsidiaries to actual or potential liabilities in excess of $5,000,000 in the aggregate.

SECTION 6.13. Sale-Leasebacks. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) engage in any sale-leaseback or similar transaction involving any of its property or assets.

SECTION 6.14. Cancellation of Debt. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) cancel any claim or Debt owing to it, except for reasonable consideration and in the ordinary course of its business, or voluntarily prepay any Debt (other than the Obligations); provided that any Domestic Subsidiary may voluntarily prepay any Debt owed by such Domestic Subsidiary to the Borrower or any other Domestic Subsidiary (other than a Domestic Excluded Subsidiary).

SECTION 6.15. Restricted Payments. The Borrower shall not (and shall not suffer or permit any of its Subsidiaries to) make any Restricted Payment to any Person, except that:

(a) the Borrower and its Subsidiaries may declare and pay dividends on its Stock solely in the same class of Stock of such Person;

(b) (i) any Domestic Subsidiary of the Borrower may declare and pay dividends or return capital or make any other distribution on its Stock or make payments on any Debt, in each instance, to the Borrower or any other direct or indirect wholly-owned Domestic Subsidiary of the Borrower (other than a Domestic Excluded Subsidiary), and (ii) any Foreign Subsidiary may declare and pay dividends or return capital or make any other distribution on its Stock or make payments on any Debt, in each instance, to the Borrower or any other Subsidiary of the Borrower;

(c) the Borrower may (i) repurchase shares of its common stock or options for such shares or (ii) declare and pay dividends on its Stock in cash, provided, in each case, that (1) the daily average of the Net Liquidity Availability for the 90-day period immediately preceding the date of such repurchase or dividend shall be at least $30,000,000, (2) no Event of Default shall have occurred and be continuing as of the date of such repurchase or dividend (both before and after giving effect thereto), and (3) the aggregate amount of such repurchases and dividends shall not exceed $7,500,000 in any twelve-month period; and

(d) SFC may make Restricted Payments to the Borrower to pay SFC’s obligations under the Ancillary Services and Lease Agreement, and SFC may make Restricted Payments to the Borrower pursuant to the Receivables Funding Documents;

provided, however, that the Restricted Payments described in clauses (a) and (c) above shall not be permitted if either a Default or an Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

SECTION 6.16. Real Property Leases. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) enter into or renew (by amendment, modification or otherwise) any Lease other than renewals of existing Leases upon market terms in effect at the time of renewal or upon more favorable (to such Person) or substantially the same terms as are in effect on the Effective Date, except that, so long as no Default or Event of Default exists at the time or could reasonably be expected to occur as a result thereof, the Borrower or any Domestic Subsidiary may enter into new Leases or renew existing Leases having rentals not exceeding $30,000,000 in the aggregate for any Fiscal Year covered by such new Leases or renewal periods of existing Leases during the term of this Agreement.

SECTION 6.17. Bank Accounts. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) maintain any deposit, operating or other bank accounts except for those accounts identified in Schedule 3.20; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower may, after giving five (5) day’s prior written notice to the Agent, establish and maintain additional accounts in accordance with Annex B; provided, further, that in respect of any such additional account (other than a payroll account), (a) the Agent shall have consented to the opening of such account with the relevant bank, and (b) at the time of the opening of such account, the Borrower and such bank shall have executed and delivered to the Agent a Restricted Account Agreement, in form and substance acceptable to the Agent.

SECTION 6.18. No Speculative Transactions. The Borrower shall not (and shall not suffer or permit any of its Subsidiaries to) engage in any transaction involving interest rate or commodity options or futures contracts, derivatives, currency options or futures contracts or any similar transactions, unless such transaction is entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets of such Person, or reasonably anticipated by such Person, and not for purposes of speculation.

SECTION 6.19. Margin Regulations. The Borrower shall not use the proceeds of any Revolving Credit Advance to purchase or carry any Margin Stock or any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

SECTION 6.20. Limitation on Negative Pledge Clauses, Etc. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to), directly or indirectly, enter into any agreement with any Person which prohibits or limits the ability of any of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the agreements with the Agent or the Lenders pursuant to a Loan Document and Lien restrictions in a Capital Lease, other purchase money financing arrangements permitted hereunder relating to the asset financed thereunder, the Receivables Funding Documents, or other than restrictions (a) on Synnex Mexico from incurring Liens pursuant to the Synnex Mexico Loan Documents, (b) on the Borrower from incurring Liens (i) on Excluded Assets or (ii) otherwise imposed under Section 9(o) of the Synnex Mexico Guarantee, (c) on the Borrower from incurring Liens pursuant to the Canadian Collateralized Guaranty, so long as the beneficiary of the Canadian Collateralized Guaranty is subject to the IBM Intercreditor Agreement, and (d) on the Canadian Subsidiary from incurring Liens pursuant to financing arrangements entered into by it from time to time. The Borrower shall not (and shall not permit any of its Subsidiaries other than Synnex Mexico to) enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement (other than the Receivables Funding Documents and the financing arrangements entered into by the Canadian Subsidiary or EMJ America, Inc. from time to time) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, (A) the incurrence or payment of Debt, except (x) as provided in Section 9(b) of the Synnex Mexico Guarantee, or (y) any such restriction on the payment of Debt owed by the Canadian Subsidiary to the Borrower or any other Subsidiary thereof pursuant to agreements (including without limitation any guaranty or subrogation agreement) entered into by the Borrower in accordance with the terms of this Agreement to provide credit support to the Canadian Subsidiary in connection with financing arrangements entered into by the Canadian Subsidiary from time to time, (B) the granting of Liens (other than (x) pursuant to the terms of any purchase money Debt or Capital Lease permitted hereunder relating to the asset in question, (y) as provided in clause (b) or clause (c) above, or (z) as provided in the Conditional Sale Agreement in effect on the date hereof between Concentrix Corporation and De Lage Landen Financial Services, Inc.), (C) the declaration or payment of dividends or other Restricted Payments, except (x) as provided in Section 9(j) of the Synnex Mexico Guarantee, and (y) as permitted by the proviso in the next sentence of this Section 6.20, (D) the making of loans, advances or Investments or (E) the sale, assignment, transfer or other disposition of any property or assets (other than (v) as provided in Section 9(a) of the Synnex Mexico Guarantee, (w) pursuant to the terms of any purchase money Debt or Capital Lease permitted hereunder relating to the asset in question, (x) as provided in the Canadian Collateralized Guaranty, so long as the beneficiary of the Canadian Collateralized Guaranty is subject to the IBM Intercreditor Agreement, (y) as provided in the Conditional Sale Agreement in effect on the date hereof between Concentrix Corporation and De Lage Landen Financial Services, Inc. or (z) restrictions in contracts of the Borrower or any such Subsidiary on the assignment of the rights and duties under such contracts). Borrower shall not, nor shall permit any Subsidiary to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than (w) the Receivables Funding Documents, (x) this Agreement and the other Loan Documents, (y) the Synnex Mexico Loan Documents, and (z) agreements entered into by the Canadian Subsidiary or EMJ America, Inc. pursuant to financing arrangements entered into by the Canadian Subsidiary or EMJ America, Inc. from time to time) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends, distributions or Restricted Payments or the repayment of intercompany loans by a Subsidiary of Borrower to Borrower, provided that the Borrower may enter into agreements (including without limitation any guaranty or subrogation agreement) restricting any such payments or repayments by the Canadian Subsidiary to the Borrower so long as such agreements are otherwise permitted under this Agreement and delivered in order to provide credit support to the Canadian Subsidiary in connection with financing arrangements entered into by the Canadian Subsidiary from time to time. References to the provisions of the Synnex Mexico Guarantee in this Section 6.20 shall be to such provisions on February 12, 2007.

SECTION 6.21. Accounting Changes. The Borrower shall not (and shall not suffer or permit any of its Subsidiaries to) make any significant change in accounting treatment and reporting practices except for changes concurred in by such Person’s Independent Accounting Firm.

SECTION 6.22. Amendments and Modifications to Debt Documents. The Borrower shall not (and shall not suffer or permit any of its Domestic Subsidiaries to) directly or indirectly, amend, modify, supplement, waive compliance with, grant a waiver under, or assent to noncompliance with any instrument, document or agreement evidencing, creating, guaranteeing or governing Debt or Guaranteed Debt in excess of $5,000,000 permitted under Section 6.3 or 6.6 or entered into in connection therewith (other than (a) instruments, documents or agreements evidencing, creating, guaranteeing or governing Debt permitted under Section 6.3(c) so long as such action shall not violate or cause a violation of any provision of any Loan Document and (b) in connection with the refinancing or refunding of such Debt as permitted by Section 6.3(h)). The Borrower shall not (and shall not suffer or permit SFC to) agree to amend, supplement or otherwise modify any of the following defined terms set forth in the Receivables Funding Documents (or any other defined term referenced directly or indirectly in the definition of any such defined term), in each case as such defined term is defined in Annex X to the Receivables Funding Documents as in effect on the date hereof, a copy of which is attached as Annex K hereto: “Dilution Reserve Ratio”, “Dynamic Advance Rate”, “Eligible Receivables”, “Excess Concentration Amount”, “Funding Availability”, “Net Receivables Balance”, “Obligor”, “Originator”, “Outstanding Balance” and “Borrower Account”.

SECTION 6.23. Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days’ prior written notice to Agent and after

Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Credit Party shall change its Fiscal Year.

SECTION 6.24. Changes to Synnex Mexico Loan Documents. The Borrower shall not, and shall not suffer or permit Synnex Mexico to, change or amend the terms of any Synnex Mexico Loan Documents if the effect of such amendment is to: (a) increase the maximum principal amount of Debt extended thereunder in excess of $75,000,000, (b) increase the maximum amount of “Guaranteed Obligations” and other obligations of Borrower under the Synnex Mexico Guarantee in excess of $80,000,000 (or the equivalent amount of Pesos, based on a conversion rate determined prior to the closing of the Synnex Mexico Loan Documents), (c) grant Liens on any property or assets of Borrower or any of its Subsidiaries other than (i) Liens on the assets of Synnex Mexico or (ii) Liens on the Excluded Assets, provided that the Mex Agent and the Agent shall have entered into a written agreement in form and substance reasonably acceptable to the Agent which provides that such Lien on the Excluded Assets does not include (and shall be released with respect to) any proceeds of such Excluded Assets or the Excluded Assets described in clause (f) of the definition thereof to the extent the Borrower has any right in or title to such proceeds and such proceeds are not on deposit in the Mex Bank of America Account except to the extent (x) such proceeds have been applied to pay the Debt of Synnex Mexico or the Borrower under the Synnex Mexico Loan Documents or (y) the Mex Agent and Mex Lenders have taken control or possession of, or otherwise transferred, acquired or disposed of, such proceeds from the Mex Bank of America Account in conjunction with the exercise of their remedies under the Synnex Mexico Loan Documents after the occurrence and during the continuation of an Event of Default, or (d) violate Section 6.20.

SECTION 6.25. Mex Bank of America Account. Borrower shall not deposit any amounts into the Mex Bank of America Account other than the Excluded Assets or proceeds thereof.

SECTION 6.26. SFC Accounts. Borrower shall not permit SFC to maintain more than $100,000 in the aggregate for more than two (2) Business Days in Deposit Accounts of SFC that are not subject to Control Agreements that provide for a daily sweep of funds (for the avoidance of doubt, as an example, SFC may maintain $1,000,000 in such Deposit Accounts for two (2) consecutive Business Days so long as such amount is reduced to $100,000 or less prior to the third succeeding Business Day). If at any time the sum of (i) Net Liquidity Availability, plus (ii) if the Borrowing Base exceeds the Maximum Amount at such time, the amount of such excess, is less than or equal to $25,000,000, Borrower shall promptly (and in any event no later than one Business Day thereafter) cause SFC to sweep on a daily basis all amounts received in the “Borrower Account” (as defined in the Receivables Funding Documents) to the Blocked Account.

ARTICLE 7

TERM

SECTION 7.1. Duration. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date. On the Commitment Termination Date, the Revolving Credit Commitments shall terminate and the Revolving Credit Loan and all other Obligations shall immediately become due and payable in full, in immediately available funds in Dollars.

SECTION 7.2. Survival of Obligations. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the Obligations, duties, indemnities, and liabilities of the Borrower, or the rights of the Agent or any Lender and the Lenders relating to any Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower, and all rights of the Agent and each Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full in immediately available funds in Dollars in accordance with the terms of the agreements creating such Obligations.

ARTICLE 8

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

SECTION 8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) The Borrower shall fail to make any payment in respect of any Obligations hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including any payment of principal of, or interest on, or Fees in respect of, the Revolving Credit Loan or the Swing Line Loan, and, with respect to the failure to make any payment of any Obligations hereunder (other than principal on the Revolving Credit Loan or the Swing Line Loan, which shall have no grace period), such failure shall continue unremedied for one (1) Business Day.

(b) The Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 1.7 or Article 6 (other than Section 6.2, 6.4, 6.13 or 6.16, in each instance, to the extent such failure or neglect can be remedied), including any of the provisions set forth in Annex B or Annex G.

(c) The Borrower or any other Subsidiary of the Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement or of any of the other Loan Documents (other than any such term or provision referred to in paragraph (a) or (b) above), and the same shall remain unremedied (if capable of being remedied) for a period ending on the first to occur of twenty (20) days after the Borrower shall receive written notice of any such failure or neglect from the Agent or any Lender or twenty (20) days after the Borrower shall become aware thereof.

(d) (x) A default shall occur and be continuing under any other agreement, document or instrument to which the Borrower or any of its Subsidiaries is a party or by which any such Person or its property is bound, and such default (i) involves the failure to make any payment (whether of principal, interest or otherwise) due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Debt of such Person in an aggregate amount exceeding $10,000,000 or (ii) permits any holder of such Debt or a trustee to cause such Debt, or a portion thereof, in an aggregate amount exceeding $10,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or (y) any such default under clause (x) above (whether or not continuing) causes or results in such Debt, or a portion thereof, in an aggregate amount exceeding $10,000,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or (z) a default or termination event shall occur under the Canadian Subsidiary Loan Agreement or the Canadian Subsidiary Securitization Agreement, and as a result of such default the holder or holders of the Debt or other obligations thereunder (or an agent on behalf of such holders) make a rightful written demand for payment in an amount greater than $10,000,000 (Canadian dollars) under one or more of the Canadian Subsidiary Guaranties.

(e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, any report, financial statement or certificate made or delivered to the Agent or any Lender by the Borrower or Subsidiary of the Borrower shall be untrue or incorrect in any respect as of the date when made or deemed made (including those made or deemed made pursuant to Section 2.2).

(f) (i) The fair market value of the liabilities of the Borrower or any Material Subsidiary of the Borrower shall exceed the fair market value of its assets, or (ii) the Borrower or any Material Subsidiary of the Borrower shall generally not pay any of its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or any Material Subsidiary of the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or any of its Debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or the Borrower or any Material Subsidiary of the Borrower shall take any corporate action to authorize any of the actions set forth in this Section 8.1(f)(ii).

(g) Judgments or orders for the payment of money (other than such judgments or orders in respect of which adequate insurance is maintained for the payment thereof) in excess of $5,000,000 in the aggregate are rendered against the Borrower and/or any Domestic Subsidiary of the Borrower, and either (i) enforcement proceedings shall have been commenced upon any such judgment, or (ii) such judgments shall remain undischarged, unvacated, unstayed on appeal, unbonded or undismissed for a period of thirty (30) days or more.

(h) There shall occur any Material Adverse Effect which shall not have been cured (or waived by the Requisite Lenders) within twenty (20) days of notice thereof from the Agent to the Borrower.

(i) Any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms or the Borrower or other party thereto shall so state in writing; or any Lien created under any Collateral Document shall cease to be a valid and perfected Lien having the first priority in Collateral purported to be covered thereby (subject to Liens permitted hereby) as a result of any action or failure to take action on the part of the Borrower or any Subsidiary of the Borrower.

(j) A Change of Control shall occur.

(k) Without limiting the effect of Section 1.2(d) above, (i) there shall occur any “Termination Event” or (ii) the “Commitment Termination Date” shall have occurred, in each case, under and as defined in the Receivables Funding Agreement.

SECTION 8.2. Remedies. If any Event of Default shall have occurred and be continuing, the Letter of Credit Fee and the rate of interest applicable to the Revolving Credit Loan and the Swing Line Loan and interest and other Obligations shall be increased to or charged at, as appropriate, effective as of the date of the occurrence of the Default giving rise to such Event of Default, the Default Rate as provided in Section 1.4(c) or Annex D, as appropriate, unless such increase or charge is waived in writing by the Requisite Lenders. If any Event of Default shall have occurred and be continuing, the Agent may, or if requested by the Requisite Lenders, shall without notice, take any one or more of the following actions: (a) terminate the Revolving Credit Commitments, whereupon the Lenders’ obligation to make further Advances, to incur Letter of Credit Obligations and to request or cause Letters of Credit to be issued hereunder, shall terminate; (b) declare all or any portion of the Obligations to be forthwith due and payable, including the Revolving Credit Loan and the Swing Line Loan, whereupon such Obligations shall become and be due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Annex J, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each of its Subsidiaries; or (c) exercise any rights and remedies provided to the Agent and the Lenders under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided that upon the occurrence of an Event of Default specified in Section 8.1(f) with respect to any Credit Party, the Revolving Credit Commitments of the Lenders shall immediately terminate and the Obligations shall become immediately due and payable, in each case, without declaration, notice or demand by or to any Person.

SECTION 8.3. Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, to the full extent permitted by applicable law, the Borrower waives (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any Lender on which the Borrower may in any way be liable, and the Borrower hereby ratifies and confirms whatever the Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s or the Lenders’ taking possession or control of, or to the Agent’s or the Lenders’ replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Agent or any Lender to exercise any of its remedies, and (c) the benefit of any right of redemption and all valuation, appraisal and exemption laws. The Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 8.4. Application of Proceeds. After the occurrence of an Event of Default or the acceleration of the Obligations, subject to the GECDFC Intercreditor Agreement, the proceeds of the Collateral and of property of Persons other than the Borrower securing the Obligations shall be applied by the Agent to payment of the Obligations in the following order, unless all Holders otherwise agree in writing or a court of competent jurisdiction shall otherwise direct:

(i) FIRST, to payment of all costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of the Obligations, or of any of the Liens granted to the Agent or the Lenders pursuant to the Collateral Documents or otherwise, including, without limitation, any amounts advanced by the Agent to protect or preserve the Collateral;

(ii) SECOND, to payment of accrued and unpaid interest on the Swing Line Loan;

(iii) THIRD, to payment of the principal of the Swing Line Loan;

(iv) FOURTH, to payment of that portion of the Obligations (excluding the Swing Line Loan, Swap Related Reimbursement Obligations, Cash Management Obligations and GECDFC Obligations) constituting accrued and unpaid interest and fees and indemnities payable under Article 1 hereof and Annex D hereof ratably among the Agent, the Lenders and GE Capital in accordance with the proportion which the accrued interest and fees and indemnities payable under such Article 1 and Annex D constituting such Obligations owing to the Agent, each such Lender and GE Capital at such time bears to the aggregate amount of accrued interest and fees and indemnities payable under such Article 1 and Annex D constituting such Obligations owing to the Agent, all Lenders and GE Capital at such time until such interest, fees and indemnities shall be paid in full;

(v) FIFTH, to payment of the principal of the Obligations (excluding the Swing Line Loan, Swap Related Reimbursement Obligations, Cash Management Obligations and GECDFC Obligations), ratably among the Agent, the Lenders and GE Capital in accordance with the proportion which the principal amount of such Obligations owing to the Agent, each such Lender or GE Capital, as applicable, bears to the aggregate principal amount of such Obligations owing to the Agent, all Lenders and GE Capital until such principal of such Obligations shall be paid in full, with that portion of the Obligations constituting Letter of Credit Obligations instead being cash collateralized in accordance with Annex J hereof;

(vi) SIXTH, to the payment of all Swap Related Reimbursement Obligations;

(vii) SEVENTH, to the payment of all GECDFC Obligations;

(viii) EIGHTH, to the payment of all Cash Management Obligations, ratably among the Lenders in accordance with the proportion which the amount of such Cash Management Obligations owing to each such Lender bears to the aggregate principal amount of such Cash Management Obligations owing to all Lenders until such Cash Management Obligations shall be paid in full; and

(ix) NINTH, to the payment of all other Obligations, ratably among the Lenders in accordance with the proportion which the amount of such other Obligations owing to each such Lender bears to the aggregate principal amount of such other Obligations owing to all Lenders until such other Obligations shall be paid in full; and

(x) TENTH, the balance, if any, after all of the Obligations has been indefeasibly satisfied, shall, except as otherwise provided in any Loan Document, be deposited by the Agent in an operating account or accounts of the Borrower with the Agent designated by the Borrower or paid over to such other Person or Persons as may be required by law.

The Borrower acknowledges and agrees that they shall remain severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the sums referred to in the first through eighth clauses above in respect of its Obligations.

ARTICLE 9

ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

SECTION 9.1. Assignment and Participations. (a) The Borrower consents to any Lender’s assignment of, and/or sale of participations in, at any time or times, the Loan Documents, Advances and any Revolving Credit Commitment, Letter of Credit Obligations, or of any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of the Agent (which shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, the Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Agent that it is purchasing the applicable Revolving Credit Advances or Letter of Credit Obligations to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained a Revolving Credit Commitment in an amount at least equal to $5,000,000; and (iv) include a payment to the Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Credit Commitment or assigned portion thereof from and after the date of such assignment. The Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of the Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Advances hereunder shall be several and not joint and shall be limited to such Lender’s Revolving Credit Commitment. In the event the Agent or any Lender assigns or otherwise transfers all or any part of a Note, the Agent or any such Lender shall so notify the Borrower and the Borrower shall, upon the request of the Agent or such Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank (provided, however, that no such pledge or assignment shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document), and any lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor.

(b) Any participation by a Lender of all or any part of its Revolving Credit Commitment shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by the Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation, unless such holder is an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Advance in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Advance in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.12, 1.14, 1.15 and 9.8, the Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a “Lender”. Except as set forth in the preceding sentence the Borrower shall not have any obligation or duty to any participant. Neither the Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 9.1, no Lender shall, as between the Borrower and that Lender, or the Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Advances, the Notes or other Obligations owed to such Lender.

(d) The Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. The Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Borrower and its affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by the Borrower shall only be certified by the Borrower as having been prepared by the Borrower in compliance with the representations contained in Section 3.4.

(e) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 10.13.

(f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Advances or Revolving Credit Commitment to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.15(a), increased costs under Section 1.15(b), an inability to fund LIBOR Loans under Section 1.15(c), or withholding taxes in accordance with Section 1.15(d).

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advances that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Advance were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Advances are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

(h) Nothing contained in this Section 9.1 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

SECTION 9.2. Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Holders as the Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of the Agent and the Holders and neither the Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Person. The Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither the Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Holder for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

If the Agent shall request instructions from the Requisite Lenders, Supermajority Lenders or all Lenders, as applicable, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Requisite Lenders, Supermajority Lenders or all Lenders, as applicable, and the Agent shall not incur liability to any Person by reason of so refraining. The Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of the Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of the Agent, expose the Agent to Environmental Liabilities or (c) if the Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Requisite Lenders, Supermajority Lenders or all Lenders, as applicable. The Lenders hereby authorize and direct the Agent to execute and deliver the Intercreditor Agreements. Furthermore, the Lenders hereby acknowledge that they have been provided with a copy of that certain letter agreement dated as of the date hereof between the Agent and the Borrower, which letter sets forth the Borrower’s obligation with respect to certain post-closing deliveries (the “Post-Closing Letter”), and hereby authorize and direct the Agent to execute and deliver the Post-Closing Letter.

SECTION 9.3. The Agent’s Reliance, Etc. Neither the Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Holder and shall not be responsible to any Holder for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower to inspect the Collateral (including the books and records) of the Borrower; (e) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.4. GE Capital and Affiliates. With respect to its Revolving Credit Commitment hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, the Borrower, any of its Affiliates and any Person who may do business with or own securities of the Borrower or any such Affiliate, all as if GE Capital were not the Agent and without any duty to account therefor to the Holders. GE Capital and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Holders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender and as the Agent hereunder and GE Capital as administrative agent under the Receivables Funding Documents.

SECTION 9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Holder and based on the Financial Statements referred to in Section 3.4 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.6. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; and provided, further, that Lenders shall not be required to indemnify the Agent for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements asserted against the Agent by GECDFC or any other Holder that is a third party beneficiary of this Agreement (it being understood that no Lender shall be deemed to be a third party beneficiary of this Agreement for purposes of this proviso). Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

SECTION 9.7. Successor Agent. The Agent may resign at any time by giving not less than thirty (30) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of the Holders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents. The Agent may be removed at the written direction of the holders (other than the Agent) of two-thirds or more of the Revolving Credit Commitments (excluding the Agent’s Revolving Credit Commitment); provided that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against the Agent.

SECTION 9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Obligations which are not paid when due. Except to the extent otherwise provided herein, any Lender or holder of any Revolving Credit Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Lender’s obligation under this Section 9.8 shall be in addition to and not limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loan under Section 1.1(b)(iv). The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Advances made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Advances and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

SECTION 9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments. (i) The Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). The Agent shall notify the Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of each Revolving Credit Advance available to the Agent in same day funds by wire transfer to the Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan and not later than 1:00 p.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Agent shall make the requested Revolving Credit Advance to the Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) The Agent will advise each Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Credit Advance. Provided that such Lender has made all payments required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of the date of any such payment, the Agent will pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by the Borrower for the benefit of that Lender on the Revolving Credit Advances held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 5:00 p.m. (New York time) on the date of such payment.

(b) Availability of Lender’s Pro Rata Share. The Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to the Agent on each funding date. If such Pro Rata Share is not, in fact, paid to the Agent by such Lender when due, the Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Agent’s demand, the Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to the Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that the Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, the Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(c) Return of Payments. (i) If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Lender (such Lender, a “Non-Funding Lender”) to make any Revolving Credit Advance, to purchase any participation in the Swing Line Loan to be made or purchased by it on the date specified therefor or to incur or purchase any participation in Letter of Credit Obligations shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor the Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to the Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(e) Dissemination of Information. The Agent will use reasonable efforts to provide the Lenders with any notice of Default or Event of Default received by the Agent from, or delivered by the Agent to, the Borrower, with notice of any Event of Default of which the Agent has actually become aware and with notice of any action taken by the Agent following any Event of Default; provided, however, that the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Lenders acknowledge that the Borrower is required to provide Financial Statements and Collateral Reports to the Lenders in accordance with Annex E hereto and agree that the Agent shall have no duty to provide the same to the Lenders.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of the Agent or Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1. Complete Agreement; Amendments and Waivers. (a) This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied).

(b) Except for actions expressly permitted to be taken by the Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Documents, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Borrower, and by the Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (c) and (d) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which increases the percentage advance rates set forth in the definition of the Borrowing Base, or which makes less restrictive the nondiscretionary criteria for exclusion from Eligible Inventory set forth in Section 1.5, shall be effective unless the same shall be in writing and signed by the Agent, the Supermajority Lenders and the Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which (i) waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Advance or the incurrence of any Letter of Credit Obligations, or (ii) changes the methodology used in computing any Reserve included in the most recent Borrowing Base Certificate as of the Effective Date, which change directly results in a reduction in the amount of such Reserve, shall be effective unless the same shall be in writing and signed by the Agent, the Requisite Lenders and the Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith the Agent or the Requisite Lenders, as the case may be, have exercised its or their right to suspend the making of further Advances pursuant to Section 8.2(a)) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by the Agent, the Requisite Lenders and the Borrower.

(d) No amendment, modification, termination or waiver shall, unless in writing and signed by the Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender’s Revolving Credit Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Advances or the incurrence of any Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Advance of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender;

(v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, permit the Borrower or any of its Subsidiaries to sell or otherwise dispose of any Collateral with a value exceeding $2,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 10.1 or the definitions of the terms “Requisite Lenders,” or “Supermajority Lenders” insofar as such definitions affect the substance of this Section 10.1; or (viii) amend or waive Section 1.1(a)(v) insofar as such amendment would increase the amount of Overadvances permitted to be made or outstanding under this Agreement; or (ix) amend or waive Section 6.8(a) or the definition of the term “Stop Event” insofar as such definition affects the substance of Section 6.8(a). No amendment, modification, termination or waiver shall, unless in writing and signed by GECDFC, do any of the following: (i) amend the definition of the term “GECDFC Obligations”, (ii) amend the definition of the term “Holders” in a manner that would adversely affect GECDFC, in its capacity as a Holder, (iii) amend Section 8.4 in a manner that would adversely affect GECDFC, in its capacity as a Holder, (iv) deprive GECDFC of its status as a third-party beneficiary under Section 10.23, or (v) amend any provision of any Loan Document in a manner that would deprive GECDFC, in its capacity as a Holder, of the benefits of the Liens from time to time securing the Obligations, provided that this clause (v) shall not be construed to require the consent of GECDFC to the release by the Agent and the Lenders of any Liens securing the Obligations on the terms and conditions set forth in this Agreement, and, provided, further, that the consent of GECDFC or any other Holder that is a third party beneficiary of this Agreement shall not be required for any amendment, modification, termination or waiver except those provided in clauses (i) through (v) of this sentence (it being understood that no Lender shall be deemed to be a third party beneficiary of this Agreement for purposes of this proviso). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.1 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(e) If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as “Non Consenting Lender”);

(ii) requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower’s request made within 60 days following the proposal of the Proposed Change, Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Revolving Credit Commitments of such Non Consenting Lenders for an amount equal to the principal balance of the Revolving Credit Loan held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated within 60 days after Borrower’s request pursuant to an executed Assignment Agreement.

(f) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.12), termination of the Revolving Credit Commitments and a release of all claims against the Agent and the Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any Claim, the Agent shall deliver to the Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

SECTION 10.2. Fees and Expenses. Except as otherwise provided in Section 5.10, Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (a) through (f) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

(a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Advances and Letters of Credit made pursuant hereto or its rights hereunder or thereunder;

(b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, the Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Obligations during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c) any attempt to enforce any remedies of Agent or any Lender against the Borrower or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Obligations during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any workout or restructuring of the Obligations during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(e) efforts to (i) monitor the Advances, Letters of Credit or any of the other Obligations, (ii) evaluate, observe or assess the Borrower or its affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

(f) including, as to each of clauses (a) through (e) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 10.2, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

SECTION 10.3. No Waiver. No failure on the part of the Agent or the Lenders, at any time or times, to require strict performance by the Borrower, of any provision of this Agreement and any of the other Loan Documents shall waive, affect or diminish any right of the Agent or the Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver of a Default shall not suspend, waive or affect any other Default whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Default by the Borrower shall be deemed to have been suspended or waived by the Lenders, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Agent and the Requisite Lenders if required hereunder and directed to the Borrower specifying such suspension or waiver.

SECTION 10.4. Remedies. The rights and remedies of the Agent and the Lenders under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Agent or any Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

SECTION 10.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 10.6. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, or as otherwise provided in the Post-Closing Letter, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provisions contained in this Agreement shall govern and control.

SECTION 10.7. Right of Set-off. In addition to each Lender’s rights under Section 1.10, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees to use reasonable efforts to promptly notify the Agent and the Borrower after any such setoff and application made by the such Lender; provided, that the failure to give such notice (or to timely do so) shall not affect the validity of such setoff and application. The rights of each Lenders under this Section are in addition to the other rights and remedies (including other rights of setoff) which such Lenders may have.

SECTION 10.8. Authorized Signature. Until the Agent shall be notified by the Borrower to the contrary, the signature upon any document or instrument delivered by the Borrower pursuant hereto and believed by the Agent or any of the Agent’s officers, agents, or employees to be that of an officer or duly authorized representative of the Borrower listed in Schedule 10.8 shall bind the Borrower and be deemed to be the act of the Borrower affixed pursuant to and in accordance with resolutions duly adopted by the Borrower’s Board of Directors, and the Agent and each Lender shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or appears to be unless the Person acting in reliance on such signature shall have actual knowledge of the fact that such signature is false or the Person whose signature or purported signature is presented is without authority.

SECTION 10.9. Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in Annex I, or (B) otherwise to the party to be notified at its address specified on the signature page of any applicable Assignment Agreement, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of Borrower, Agent and Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to Borrower and Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three days after being placed in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.

SECTION 10.10. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 10.11. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

SECTION 10.12. Time of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

SECTION 10.13. Confidentiality.

(a) The Borrower agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by the Loan Documents without the prior written consent of the Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Agent prior to the issuance of any such news release or public announcement. The Borrower may, however, disclose the general terms of this Agreement and the Receivables Funding Documents to trade creditors, suppliers and other similarly situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(b) The Borrower has furnished and will furnish to the Agent and the Lenders certain information concerning the Borrower and its Subsidiaries which the Borrower has advised is non-public, proprietary or confidential in nature (“Confidential Information”). The Agent and each Lender confirms to the Borrower, for itself, that it is the policy and practice of the Agent and such Lender to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as such, and that it will protect the confidentiality of Confidential Information submitted to it with respect to the Borrower and any of its Subsidiaries under this Agreement, commensurate with its efforts to maintain the confidentiality of its own Confidential Information, provided, however, that (i) nothing contained herein shall prevent the Agent or any Lender from disclosing Confidential Information (A) to its Affiliates, to its directors, officers and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this Section 10.13(b); (B) under color of legal authority, including, without limitation, to any regulatory authority having jurisdiction over it or its operations or to or under the authority of any court deemed by it to be of competent jurisdiction; (C) to any actual or potential assignee of or participant in any Lender’s rights and obligations under this Agreement pursuant to Section 9.2 hereof to the extent such actual or potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this Section 10.13(b); (D) as necessary in connection with the exercise of its rights and remedies under this Agreement or any of the other Loan Documents, or otherwise in connection with the transactions contemplated by this Agreement and the other Loan Documents; (E) to any rating agency; and (F) to any provider or potential provider of liquidity or credit support to any Lender in connection herewith or in connection with the Receivables Funding Documents, and any assignee, participant, or potential assignee or participant of any thereof to the extent such actual or potential provider of liquidity or credit support has agreed to maintain such information in confidence on the basis set forth in this Section 10.13(b); (ii) the terms of this Section 10.13(b)

shall be inapplicable to any information furnished to it which is in its possession prior to the delivery to it of such information by the Borrower or any of its Subsidiaries, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of the Agent’s or such Lender’s failure or any prospective participant’s or assignee’s failure to abide hereby), or which was not non-public, proprietary or confidential when the Borrower or any of its Subsidiaries delivered it to the Agent or any Lender; and (iii) the determination by the Agent or any Lender as to the application of any of the circumstances described in the foregoing clauses (i) and (ii) will be conclusive and binding if made in good faith. Notwithstanding anything herein to the contrary, the Borrower, Agent and any Lender (and each of their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, Agent or Lender relating to such tax treatment and tax structure.

(c) Notwithstanding paragraph (b) above, the Borrower consents to the Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

SECTION 10.14. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of the Borrower, the Agent, the Lenders, and their respective successors and assigns, except as otherwise provided herein or therein. The Borrower may not assign, delegate, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the Loan Documents without the prior express written consent of the Agent and all Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by the Borrower without such prior express written consent shall be void. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of the Borrower, the Agent, and the Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

SECTION 10.15. Amendment and Restatement.

(a) This Agreement amends and restates in its entirety the First Amended Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the First Amended Credit Agreement shall, subject to Section 10.15(c), be superseded hereby.

(b) Notwithstanding the amendment and restatement of the First Amended Credit Agreement by this Agreement, all of the Obligations owing to the Lenders under the First Amended Credit Agreement which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the First Amended Credit Agreement, and not as payment of the Obligations of the Borrower thereunder, and is in no way intended to constitute a novation of the First Amended Credit Agreement.

(c) Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the First Amended Credit Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Effective Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

SECTION 10.16. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE BORROWER, THE AGENT, AND THE LENDERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE SUCH JURISDICTION. EACH OF THE BORROWER, THE AGENT, AND THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ANY OBJECTION WHICH SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 10.9 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON’S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER DEPOSIT IN THE U.S. MAILS PROPER POSTAGE PREPAID.

SECTION 10.17. WAIVER OF TRIAL JURY. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.18. Press Releases and Related Matters. The Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) the Borrower or such Affiliate is required to do so under law and then, in any event, the Borrower or such Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each of Agent and Lenders agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Borrower or its Subsidiaries or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Borrower and without the prior written consent of the Borrower unless (and only to the extent that) GE Capital, such Lender or such Affiliate is required to do so under law and then, in any event, GE Capital, such Lender or such Affiliate will consult with the Borrower before issuing such press release or other public disclosure. The Borrower consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to the Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 10.19. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 10.20. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 10.16 and 10.17, with its counsel.

SECTION 10.21. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.22. Third-Party Beneficiaries; Deliveries to GECDFC; Intercreditor Agreement. GECDFC and the Holders not parties hereto, if any, are third-party beneficiaries of this Agreement and the other Loan Documents and, in their capacity as such, are entitled to the full benefits of this Agreement and the other Loan Documents to the extent and in the manner expressly set forth herein and in the other Loan Documents; provided, that no Lender shall be deemed to have any fiduciary or other obligations to GECDFC or any such Holder. The Agent shall provide to GECDFC all reports and other deliveries required to be delivered to the Lenders under this Agreement and the other Loan Documents. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Agreement is subject the terms and conditions of the GECDFC Intercreditor Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

SYNNEX CORPORATION

By:	/s/ Dennis Polk
Name:	Dennis Polk
Title:	Chief Operating Officer and Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent, Lender and Swing Line Lender

By:	/s/ Eugene Seip
Name:	Eugene Seip
Title:	Duly Authorized Signatory

BANK OF AMERICA, N.A.
as Lender

By:	/s/ Robert M. Dalton
Name:	Robert M. Dalton
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION
as Lender

By:	/s/ Tetsuro Imaeda
Name:	Tetsuro Imaeda
Title:	General Manager

Acknowledged and Agreed:	GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION
as a Holder

	By:	/s/ Kevin M. O’Hara
	Name:	Kevin M. O’Hara
	Title:	VP, Director of Operations

EXECUTION VERSION

ANNEX A

TO CREDIT AGREEMENT

DEFINITIONS; RULES OF CONSTRUCTION

1. Definitions. Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement and the other Loan Documents) the following respective meanings:

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Agent or any Lender for the account of the Borrower pursuant to agreement or overdrafts.

“Account Debtor” means any Person who may become obligated to the Borrower or any Subsidiary thereof under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounts” shall mean all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of the Borrower’s or any of its Subsidiary’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of the Borrower’s or any of its Subsidiary’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to the Borrower or any Subsidiary thereof for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by the Borrower or Subsidiary or in connection with any other transaction (whether or not yet earned by performance on the part of the Borrower or Subsidiary), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Additional Domestic Investment” shall have the meaning assigned to it in Section 6.2(h).

“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Advance Date” shall have the meaning assigned to it in Section 1.19.

ANNEX A - 1

EXECUTION VERSION

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (c) each of such Person’s officers, directors, joint ventures and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude the Agent and each Lender.

“Agent” shall mean GE Capital in its capacity as Agent pursuant to Section 9.2 or its successor appointed pursuant to Section 9.7.

“Agreement” shall mean the Second Amended and Restated Credit Agreement to which this Annex A is attached and of which it forms a part, including all Annexes, Schedules, and Exhibits attached or otherwise identified thereto, all restatements, modifications and supplements hereof or hereto, and any appendices, attachments, exhibits or schedules to any of the foregoing, in each case as amended, supplemented or otherwise modified from time to time; provided, that any reference to the Schedules to this Agreement shall be deemed a reference to the Schedules as in effect as of the Effective Date, unless otherwise provided in a written amendment thereto or in a deemed amendment pursuant to Section 5.8.

“Ancillary Services and Lease Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 19, 1997 between SFC and Synnex, as in effect on the Effective Date and without giving effect to any modifications or amendments thereto, pursuant to which Synnex agrees to provide office space and certain administrative and clerical services to SFC and to advance to SFC subordinated loans from time to time in an aggregate not to exceed $500,000 to satisfy SFC’s initial and ongoing administrative and operating expenses.

“Applicable Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate or the LIBOR Rate, as the case may be, applicable to the Revolving Loan, as determined by reference to Section 1.4(a).

“Application for Letter of Credit” has the meaning ascribed to it in Annex J.

“Assignment Agreement” shall have the meaning assigned to it in Section 9.1(a).

“Bank Products” means any one or more of the following types of services or facilities extended to the Borrower by the Agent or any Lender or any Affiliate of the Agent or any Lender in reliance on an agreement by the Agent or any Lender to indemnify such Affiliate: (a) credit cards; (b) ACH Transactions; (c) cash management, including controlled disbursement services; (d) Hedge Agreements; and (e) letters of credit and bankers acceptances.

“Blocked Account” shall have the meaning assigned to it in Annex B.

“Blocked Account Agreement” shall have the meaning assigned to it in Annex B.

ANNEX A - 2

EXECUTION VERSION

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Security Agreement” shall mean the Amended and Restated Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit A hereto, executed by the Borrower in favor of the Agent for the benefit of the Holders, as further amended, supplemented or otherwise modified from time to time.

“Borrowing Availability” shall mean, as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case less the Swing Line Loan outstanding at such time.

“Borrowing Base” shall mean, as of any date of determination by the Agent, an amount equal to the sum of:

(i) the lesser of (A) the product of (x) 85% (or such other percentage as the Agent shall determine in its reasonable credit judgment) and (y) the net orderly liquidation value of Eligible Inventory (other than Production Inventory) as of such date based on the most recently conducted appraisal of the Borrower’s inventory and (B) the product of (1) 50% (or such other percentage as the Agent shall determine in its reasonable credit judgment) and (2) aggregate amount of Eligible Inventory (other than Production Inventory) as of such date, valued at the lower of cost or market value, determined on a first-in-first-out basis; plus

(ii) the lesser of (A) the product of (x) 15%, and (y) the aggregate amount of Production Inventory as of such date, valued at the lower of cost or market value, determined on a first-in-first-out basis, and (B) $5,000,000 (provided, however, that the sum of clauses (i) and (ii) of this definition shall in no event exceed $50,000,000); plus

(iii) the product of (A) the Net Receivables Advance Rate and (B) the Net Receivables Balance; plus

(iv) the product of (A) 70% and (B) the Special Obligor Aggregate Permitted Concentration Amount;

in each case, less any Reserves established by Agent at such time.

“Borrowing Base Certificate” shall mean a certificate in the form attached hereto as Exhibit 1.1(a)(iv).

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of California and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Canadian Collateralized Guaranty” means the Collateralized Guaranty in effect on the date hereof executed by IBM Canada Limited and the Borrower.

ANNEX A - 3

EXECUTION VERSION

“Canadian Subsidiary” means SYNNEX Canada Limited, an Ontario corporation.

“Canadian Subsidiary Guaranties” means, collectively, the Canadian Subsidiary Loan Guaranty and the Canadian Subsidiary Securitization Guaranty.

“Canadian Subsidiary Loan Agreement” means the Loan Agreement dated December 15, 2006 between the Canadian Subsidiary and the Bank of Montreal in an aggregate principal amount not to exceed $20,000,000 (Canadian dollars).

“Canadian Subsidiary Loan Guaranty” means the unsecured guaranty by the Borrower of up to $20,000,000 (Canadian dollars) of the obligations of the Canadian Subsidiary under the Canadian Subsidiary Loan Agreement.

“Canadian Subsidiary Securitization Agreement” means the Receivables Purchase Agreement, dated as of November 30, 2005, between the Canadian Subsidiary, Royal Bank of Canada and the Borrower, as amended by the First Amendment to Receivables Purchase Agreement, dated as of January 31, 2006, the letter agreement dated July 21, 2006 between Royal Bank of Canada, the Canadian Subsidiary and the Borrower, the Third Amendment to Receivables Purchase Agreement, dated as of November 17, 2006, and the Fourth Amendment to Receivables Purchase Agreement, dated as of November 29, 2006.

“Canadian Subsidiary Securitization Guaranty” means the unsecured performance guaranty by the Borrower of the obligations of the Canadian Subsidiary under the Canadian Subsidiary Securitization Agreement, which guaranty is set forth in Section 9 of the Canadian Subsidiary Securitization Agreement.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by any Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Capital Lease Obligation” shall mean, as of any date, the amount of the obligation of the lessee under a Capital Lease that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed as such in a note to such balance sheet.

“Cash Collateral Account” has the meaning ascribed to it in Annex J.

“Cash Equivalents” shall mean: (a) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed or insured by the government of the United States of America or any agency thereof and backed by the full faith and credit of the United States of America; (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any domestic commercial bank having capital and surplus in excess of $500,000,000, having maturities of one year or less from the date of acquisition; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, in each case with maturities of not more than sixty (60) days from the date acquired; and

ANNEX A - 4

EXECUTION VERSION

(d) shares of money market mutual funds having net assets in excess of $500,000,000 the investments of which are limited to one or more of the types of investments described in clauses (a), (b) and (c) above, provided that such mutual funds have maturities which occur or redemption or withdrawal rights which are exercisable no later than one year from the date of investment.

“Cash Management Obligations” shall have the meaning assigned to it in the definition of “Obligations”.

“Change of Control” shall mean any event, transaction or occurrence after the Effective Date as a result of which: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of a greater percentage of the issued and outstanding shares of Stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances than owned by the Mitac Group; (b) during any period of twelve (12) consecutive calendar months ending after the Effective Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Domestic Subsidiaries, or (d) the Borrower or any Domestic Subsidiary thereof shall have sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets.

“Charges” shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, assessments, charges or Liens upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of the Borrower or any Subsidiary thereof, (d) the ownership or use by the Borrower or any Subsidiary thereof of any of its assets, or (e) any other aspect of the Borrower’s or any of its Subsidiaries’ business.

“Chattel Paper” shall mean any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by the Borrower or any Subsidiary thereof.

“Claim” shall have the meaning assigned to it in Section 1.12.

“Closing Date” shall mean December 19, 1997, the date on which the initial advances were made under the Original Credit Agreement.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code

ANNEX A - 5

EXECUTION VERSION

is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” shall mean the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Agent, on behalf of the Holders, to secure any or all of the Obligations.

“Collateral Documents” shall mean the Security Agreements, the Stock Pledge Agreements, the Trademark Security Agreement, the Control Agreements and all other instruments and agreements now or hereafter securing the whole or any part of the Obligations.

“Collection Account” shall mean that certain account of the Agent, account number 502-328-54 in the name of the Agent at Deutsche Bank Trust Company Americas, 1 Bankers Trust Plaza, New York, New York 10006, ABA number 021-001-033, or such other account as may be designated by the Agent.

“Commitment Termination Date” shall mean the earliest of (a) February 11, 2011, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 8.2, (c) the date of termination of the Revolving Credit Commitments in accordance with the provisions of Section 1.2, and (d) the “Commitment Termination Date” under the Receivables Funding Documents.

“Commitments” shall mean as to all of the Lenders, the aggregate of all of the Lenders’ Revolving Credit Commitments, which aggregate commitment shall be $50,000,000, as such amount may be increased to up to $100,000,000 pursuant to Section 1.2(e), or otherwise adjusted, if at all, from time to time in accordance with the Agreement.

“ComputerLand” shall mean ComputerLand Corporation, a California corporation, a wholly-owned Subsidiary of the Borrower.

“Confidential Information” shall have the meaning assigned to it in Section 10.13(b).

“Contracts” shall mean all the contracts, under-takings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which the Borrower or any Subsidiary thereof may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Agreements” shall mean a control agreement, in form and substance satisfactory to the Agent, executed and delivered by the Borrower or the applicable Domestic

ANNEX A - 6

EXECUTION VERSION

Subsidiary thereof, the Agent, and the applicable securities intermediary (with respect to a securities account of Borrower or such Domestic Subsidiary) or bank (with respect to a deposit account of Borrower or such Domestic Subsidiary).

“Copyrights” shall mean any copyright to which the Borrower or any Subsidiary thereof now or hereafter has title, as well as any application for a copyright hereafter made by the Borrower or any Subsidiary thereof.

“Credit Facility Concentration Percentage” shall mean, with respect to any Special Obligor, that percentage, if any, set forth in Schedule II to this Agreement with respect to such Special Obligor, or such other percentage as the Agent (with the consent of the Requisite Lenders) may at any time and from time to time designate in its sole discretion with respect to such Special Obligor in a written notification to the Borrower.

“Credit Party” shall mean the Borrower and each Guarantor.

“Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including non-delinquent obligations to trade creditors incurred in the ordinary course of business), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capital Lease Obligations, (e) all Guaranteed Debt, (f) all Debt referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (g) the Obligations, (h) all liabilities under Title IV of ERISA and (i) all liabilities under or with respect to interest rate protection or currency exchange agreements.

“Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean (a) with respect to principal owing on Revolving Credit Advances or Swing Line Advances, a rate per annum equal to two percent (2%) over the rate or rates of interest otherwise in effect hereunder from time to time therefor, (b) with respect to the Letter of Credit Fee, a rate per annum equal to two percent (2%) over the Letter of Credit Fee otherwise in effect hereunder from time to time therefor, and (c) with respect to interest or other Obligations (excluding principal on the Revolving Credit Advances and Swing Line Advances and the fee payable on Letter of Credit Obligations), a rate per annum equal to the Index Rate in effect from time to time plus three percent (3.0%).

“Deferred Taxes” shall mean, with respect to any Person at any date, the amount of deferred taxes of such Person as shown on the balance sheet of such Person as of such date prepared in accordance with GAAP.

ANNEX A - 7

EXECUTION VERSION

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of the Borrower or any Subsidiary thereof.

“Disbursement Accounts” shall have the meaning assigned to it in Annex B.

“Documents” shall mean all “documents,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Excluded Subsidiary” shall mean any Domestic Subsidiary, if (i) such Domestic Subsidiary has not executed and delivered to the Agent, for the benefit of the Holders, a Guaranty or Security Agreement, or such Guaranty or Security Agreement is not then in effect, or (ii) a Stock Pledge Agreement in respect of all of the then outstanding Stock of such Domestic Subsidiary has not been executed and delivered to the Agent, for the benefit of the Holders, or is not then in effect.

“Domestic Person” shall mean any Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, other than EMJ America, Inc., a North Carolina corporation.

“Domestic Target” shall have the meaning assigned to it in Section 6.1(b).

“Effective Date” shall mean the date on which this Agreement becomes effective in accordance with Section 2.1.

“Eligible Inventory” shall have the meaning assigned to it in Section 1.5 of the Agreement.

“Eligible Receivables” shall have the meaning assigned to it in the Receivables Funding Documents.

“Environmental Laws” shall mean all Federal, state and local and foreign laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sections 136 et seq.);

ANNEX A - 8

EXECUTION VERSION

the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) (“RCRA”); the Toxic Substance Control Act, as amended (15 U.S.C. Sections 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Sections 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651 et seq.) (“OSHA”); and the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities and Costs” shall mean all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to any health or safety condition regulated under any Environmental Law or in connection with any other environmental matter or Release, threatened Release, or the presence of a Hazardous Material.

“Equipment” shall mean all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located and, in any event, including all of the Borrower’s or any of its Subsidiaries’ machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary thereof and which, together with the Borrower or such Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to the Borrower, any Subsidiary thereof or any ERISA Affiliate, (a) a Reportable Event with respect to a Title IV Plan or a Multi-employer Plan; (b) the withdrawal of the Borrower, any Subsidiary thereof or any ERISA

ANNEX A - 9

EXECUTION VERSION

Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a) (2) of ERISA; (c) the complete or partial withdrawal of the Borrower, any Subsidiary thereof or any ERISA Affiliate from any Multi-employer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041(c) of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multi-employer Plan by the PBGC; (f) the failure to make required contributions to a Qualified Plan; or (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multi-employer Plan or the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” shall have the meaning assigned to it in Section 8.1.

“Excluded Assets” means any rights or interest of Borrower arising in connection with (a) the Accounts Receivable Assignment Agreement dated as of February 28, 2006, among Corporativo Lanix, S.A. de C.V., Alef Soluciones Integrales, S.A. de C.V. and Accesorios y Suministros Informáticos, S.A. de C.V. (collectively, the “Lanix Consortium”), as assignors, Synnex Mexico and Borrower, as assignee, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (b) the Accounts Receivable Assignment Agreement dated as of December 5, 2005, among the Lanix Consortium, as assignors, Synnex Mexico and Borrower, as assignee, as the same may be amended, extended, replaced, restated supplemented or otherwise modified from time to time, (c) the Multiannual Services Agreement (Contrato Multianual de Prestación de Servicios) number 62.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as services providers, and the Ministry of Education (Secretaría de Educación Pública), a Ministry of the Federal Public Administration of México (the “SEP”), as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (d) the Multiannual Services Agreement (Contrato Multianual de Prestación de Servicios) number 67.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as services providers, and SEP, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (e) any payments, accounts (as such term is defined in the Code) or other amounts payable with respect to any of the foregoing rights or interests, (f) any proceeds thereof, or (g) that certain deposit account number 945912430012 maintained with Bank of America (the “Mex Bank of America Account”), except that any amounts deposited in the Mex Bank of America Account not described above shall not constitute “Excluded Assets”.

“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

ANNEX A - 10

EXECUTION VERSION

“Fee Letter” shall mean that certain amended and restated letter agreement dated the Effective Date between the Borrower and the Agent, amending and restating that certain letter agreement dated the Closing Date between the Borrower and Agent.

“Fees” shall mean any and all fees payable to the Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financials” shall mean the financial statements referred to in paragraph 1 of Schedule 3.4.

“First Amended Credit Agreement” shall have the meaning assigned to it in the Recitals of the Agreement.

“Fiscal Month” shall mean, for the Borrower and its Subsidiaries, each calendar month.

“Fiscal Quarter” shall mean, for the Borrower and its Subsidiaries, each three-month period ending on February 28 (or 29), May 31, August 31, and November 30 in each year.

“Fiscal Year” shall mean, for the Borrower and its Subsidiaries, the twelve-month period ending on November 30 in each year. Subsequent changes of the fiscal year of the Borrower or any of its Subsidiaries shall not change the term “Fiscal Year,” unless the Requisite Lenders shall consent in writing to such change.

“Fixtures” shall mean all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof.

“Foreign Person” shall mean any Person other than a Domestic Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Target” shall have the meaning assigned to it in Section 6.1(b).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation, and its successors.

“GECDFC” means GE Commercial Distribution Finance Corporation.

“GECDFC Documents” means any document or agreement evidencing the GECDFC Obligations from time to time, in each case as amended, modified, restated or replaced from time to time.

ANNEX A - 11

EXECUTION VERSION

“GECDFC Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, among the Borrower, SFC, GECDFC and GE Capital in various capacities, and the Subsidiaries of the Borrower from time to time party thereto.

“GECDFC Obligations” shall have the meaning assigned to it in the definition of “Obligations”.

“General Intangibles” shall mean all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, including all right, title and interest which the Borrower or any Subsidiary thereof may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Borrower or any Subsidiary thereof or any computer bureau or service company from time to time acting for the Borrower or any of its Subsidiaries.

“Goods” shall mean all “goods” as defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” shall mean the United States of America, any state, local or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

“Guaranteed Debt” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary

ANNEX A - 12

EXECUTION VERSION

obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Debt; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” shall mean, collectively, the Subsidiary Guaranty and each other guaranty, in substantially the form attached as Exhibit F-4 hereto and in substance reasonably satisfactory to the Agent, executed by any Guarantor in favor of the Agent, on behalf of the Holders, in respect of the Obligations.

“Guarantors” shall mean, collectively, ComputerLand Corporation, MiTAC Industrial Corp. and each other Person, if any, which is requested to execute a guaranty or other similar agreement under this Agreement in favor of the Agent, on behalf of the Holders, in respect of the Obligations.

“Hazardous Material” shall mean a Hazardous Substance and/or a Hazardous Waste.

“Hazardous Substance” shall mean any element, material, compound, mixture, solution, chemical, substance, or pollutant within the definition of “hazardous substance” under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14); petroleum or any fraction, by-product or distillation product thereof; asbestos, polychlorinated biphenyls, or any radioactive substances; and any material regulated as a hazardous substance by any jurisdiction in which the Borrower or any Subsidiary thereof owns or operates or has owned or operated a facility.

“Hazardous Waste” shall mean any element, pollutant, contaminate or discarded material (including any radioactive material) within the definition of Section 103(6) of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6903(6); and any material regulated as a hazardous waste by any jurisdiction in which the Borrower or any Subsidiary thereof owns or operates or has owned or operated a facility, or to which the Borrower or any Subsidiary thereof sends material for treatment, storage or disposal as waste.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holders” means the Agent, the Lenders, the L/C Issuer and GECDFC.

ANNEX A - 13

EXECUTION VERSION

“IBM Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement dated as of the date hereof, among the Borrower, SFC, the Subsidiaries of the Borrower from time to time party thereto, GE Capital, in various capacities, IBM Credit LLC, and IBM Canada Limited, as amended, supplemented or otherwise modified from time to time.

“Incremental Commitment” shall have the meaning assigned to it in Section 1.2(e).

“Incremental Commitment Agreement” means an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Agent and accepted by it and the Borrower, by which such Incremental Lender confirms its new or additional commitment pursuant to Section 1.2(e) and agrees to become bound to this Agreement and the other Loan Documents as a “Lender” thereunder.

“Incremental Commitment Date” shall have the meaning assigned to it in Section 1.2(e).

“Incremental Lender” shall have the meaning assigned to it in Section 1.2(e).

“Indemnified Person” shall have the meaning assigned to it in Section 1.12.

“Independent Accounting Firm” shall mean any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP or (iv) Pricewaterhouse Coopers LLP or any of their respective successors so long as such successor is one of the four largest United States accounting firms; provided, that such firm is independent with respect to the Borrower within the meaning of the Securities Act of 1933, as amended.

“Index Rate” shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” shall mean the Swing Line Loan (after maturity thereof) and any portion of the Revolving Credit Loan bearing interest by reference to the Index Rate.

“Instruments” shall mean all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” shall mean, collectively, all Trademarks, all Patents, all Copyrights and all Licenses now held or hereafter acquired by the Borrower or any Subsidiary thereof, together with all franchises, tax refund claims, rights of indemnification, payments under insurance, indemnities, warranties and guarantees payable with respect to the foregoing.

ANNEX A - 14

EXECUTION VERSION

“Intercreditor Agreements” shall mean each of (i) that certain Amended and Restated Intercreditor Agreement dated as of the date hereof, among the Borrower, SFC, the other Subsidiaries of the Borrower from time to time party thereto and GE Capital, and acknowledged by Redwood Receivables Corporation, (ii) the IBM Intercreditor Agreement, (iii) the GECDFC Intercreditor Agreement, (iv) that certain Amended and Restated Intercreditor Agreement, dated as of the date hereof, among Hewlett-Packard Company, GE Capital, in various capacities, the Borrower, SFC, and the Subsidiaries of the Borrower from time to time party thereto, and acknowledged by Redwood Receivables Corporation, and (v) each other intercreditor agreement entered into from time to time by the Borrower, SFC, any Subsidiaries of the Borrower, GE Capital in various capacities, and other creditors, in each case as amended, supplemented or otherwise modified from time to time.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, (b) as to any LIBOR Loan (other than the Swing Line Loan), the last day of the applicable LIBOR Period, and (c) as to any Swing Line Advance, the maturity date of such Swing Line Advance; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued under the Agreement.

“Inventory” shall mean all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of the Borrower or any Subsidiary thereof for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in the Borrower’s or any of its Subsidiaries’ business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); and (c) the entering into of any Guaranteed Debt of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Investment Property” shall mean all “investment property” as such term is defined in the Code now owned or hereafter acquired by the Borrower or any Subsidiary thereof, wherever located, including (i) all securities, whether certificated or uncertificated, including

ANNEX A - 15

EXECUTION VERSION

stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of the Borrower or any Subsidiary thereof, including the rights of the Borrower or any Subsidiary thereof to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of the Borrower or any Subsidiary thereof; (iv) all commodity contracts of the Borrower or any Subsidiary thereof; and (v) all commodity accounts held by the Borrower or any Subsidiary thereof.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“L/C Issuer” has the meaning ascribed to it in Annex J.

“L/C Sublimit” has the meaning ascribed to it in Annex J.

“Leases” shall mean all of those leasehold estates in real property now owned or hereafter acquired by the Borrower or any Subsidiary thereof, as lessee or sublessor.

“Lenders” shall mean GE Capital and the other Lenders, if any, named on the signature pages of the Agreement, and if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the terms and conditions of this Agreement, such term shall include such assignee.

“Letter of Credit” means a standby letter of credit issued for the account of Borrower by any L/C Issuer, or a bankers’ acceptance issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. “Letters of Credit” is the plural form of “Letter of Credit”. The term does not include a Swap Related L/C.

“Letter of Credit Fee” has the meaning ascribed to it in Annex J.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex J with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall be the maximum amount that may be payable by Agent or Lenders thereupon or pursuant thereto.

“Letter-of-Credit Rights” means letter-of-credit rights as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, including rights to payment or performance under a letter of credit, whether or not the Borrower or any of its Subsidiaries, as beneficiary, has demanded or is entitled to demand payment or performance.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

ANNEX A - 16

EXECUTION VERSION

“LIBOR Loan” shall mean the Swing Line Loan (until maturity thereof) and any portion of the Revolving Credit Loan bearing interest by reference to the LIBOR Rate.

“LIBOR Period” shall mean, with respect to any portion of the Revolving Credit Loan requested as or converted into a LIBOR Loan, each period commencing on a LIBOR Business Day selected by the Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by the Borrower’s irrevocable notice to the Agent as set forth in Section 1.4(d); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) the Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) The Borrower shall select LIBOR Periods so that there shall be no more than ten (10) separate LIBOR Loans (other than the Swing Line Loan) in existence at any one time.

“LIBOR Rate” shall mean for each LIBOR Period, a rate of interest determined by the Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such LIBOR Period; divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board which are required to be maintained by a

ANNEX A - 17

EXECUTION VERSION

member bank of the Federal Reserve System (such rate to be adjusted to the nearest one sixteenth of one percent (1/16th of 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%).

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Agent and the Borrower.

“License” shall mean any Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by the Borrower or any Subsidiary thereof.

“Lien” shall mean any mortgage, deed to secure debt or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Loan Documents” shall mean this Agreement, the Revolving Credit Notes, the Swing Line Note, the Guaranties, the Collateral Documents, the Omnibus Amendment, the Post-Closing Letter, the Intercreditor Agreements and all agreements, instruments, documents and certificates in favor of the Lenders executed in connection with the transactions contemplated by this Agreement, including, without limitation, those that are identified in the Schedule of Closing Documents attached as Annex C, and including all other pledges, powers of attorney, consents, assignments, contracts, notices, the Master Standby Agreement, each Letter of Credit issued hereunder and other letter of credit agreements and other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower or any Guarantor and delivered to the Agent or the Lenders in connection with this Agreement or the financing transactions contemplated hereby.

“Margin Stock” shall have the meaning specified in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Master Standby Agreement” means the Master Agreement for Standby Letters of Credit, dated as of May 17, 2006, a copy of which is attached hereto as Exhibit K, between Borrower as Applicant, and GE Capital as Issuer.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, liabilities, operations, prospects or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the Borrower’s ability to pay or perform the Obligations in accordance with the terms thereof, (iii) the Collateral or the Agent’s Liens, on behalf of the Holders, on the Collateral or the priority of any such Liens, or (iv) the Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Contract” has the meaning assigned to it in Section 3.9.

ANNEX A - 18

EXECUTION VERSION

“Material Subsidiary” shall mean any Subsidiary of the Borrower having assets with an aggregate book value or fair market value equal to or greater than $5,000,000.

“Maximum Amount” shall mean, at any particular time, an amount equal to the aggregate Revolving Credit Commitments of all the Lenders, which aggregate commitment shall be $50,000,000, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 1.4(d).

“Maximum Mex Guarantee” has the meaning ascribed to it in Section 6.6(e).

“Mex Agent” has the meaning ascribed to it in the definition of “Synnex Mexico Loan Agreement”.

“Mex Bank of America Account” has the meaning ascribed to it in the definition of “Excluded Assets”.

“Mex Lenders” has the meaning ascribed to it in the definition of “Synnex Mexico Loan Agreement”.

“Mitac Group” shall mean any or all of Mitac International Corp., a Taiwanese corporation, and Synnex Technology International, a Taiwanese corporation.

“Multi-employer Plan” shall mean a “Multi-employer plan” as defined in Section 4001(a) (3) of ERISA, and to which the Borrower, any Subsidiary thereof or any ERISA Affiliate is making, is obligated to make, or within the last six years has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Borrowing Availability” shall mean, as of any date of determination, (a) the Borrowing Availability on such date, less (b) the Revolving Credit Loan then outstanding.

“Net Cash Proceeds” shall mean (a) proceeds received by the Borrower or any Domestic Subsidiary thereof in cash (including cash, equivalents readily convertible into cash, and such proceeds of any notes received as consideration of any other non-cash consideration when the Borrower or such Domestic Subsidiary receives payment thereon) from the sale, assignment or other disposition of any assets or property of the Borrower or such Domestic Subsidiary, net of (i) the costs of sale, assignment or other disposition (which may include only reasonable expenses of the Borrower or such Subsidiary incurred in connection with such transaction), and (ii) any income, franchise, transfer or other tax liability arising from such transaction, and (b) with respect to any Permitted Foreign Investment or any Additional Domestic Investment, the proceeds received in cash by the Borrower from the relevant Foreign Subsidiary or Domestic Subsidiary, as applicable, in respect of any dividend or any repayment of principal on any loan constituting a Permitted Foreign Investment or Additional Domestic Investment, as applicable, net of (i) any costs and expenses incurred by Borrower in connection with such dividend or repayment, and (ii) any income, franchise, transfer or other tax liability arising from or in connection with such dividend or repayment.

ANNEX A - 19

EXECUTION VERSION

“Net Liquidity Availability” shall mean, as of any date of determination, the sum of (i) the Net Borrowing Availability on such date plus (ii) the Funding Availability (as defined in the Receivables Funding Documents) on such date.

“Net Receivables Advance Rate” shall mean the positive difference, if any, of (i) the lesser of (A) 85% and (B) (x) 100%, minus (y) the product of 2 times the average Dilution Ratio (as defined in the Receivables Funding Documents) for the immediately preceding twelve-month period, plus (z) 5%, less (ii) the Dynamic Advance Rate (as defined in the Receivables Funding Documents).

“Net Receivables Balance” shall have the meaning assigned to it in the Receivables Funding Documents.

“Non-Funding Lender” shall have the meaning assigned to it in Section 9.9(d).

“Note” shall mean any Revolving Credit Note or Swing Line Note.

“Notice of Conversion/Continuation” shall have the meaning assigned to it in Section 1.4(d).

“Notice of Revolving Credit Advance” shall have the meaning assigned to it in Section 1.1(a)(ii).

“Notice of Swing Line Advance” shall have the meaning assigned to it in Section 1.1(b)(i).

“Obligations” shall mean all loans, advances, liabilities and obligations for the payment of monetary amounts (whether or not such payment is then required or contingent, or amounts are liquidated or determinable) owing by the Borrower or any Guarantor to (a) the Agent or any Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under any of the Loan Documents (including, without limitation, all debts, liabilities and obligations of the Borrower or any Guarantor to the Agent and/or any Lender now or hereafter arising from or in connection with Bank Products (the “Cash Management Obligations”)), and (b) GECDFC and its successors and assigns, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument (the “GECDFC Obligations”). This term includes all principal, interest (including interest which accrues after the commencement of any case or proceeding referred to in Section 8.1(f) or (g)), all Fees, Swap Related Reimbursement Obligations, Charges, Claims, expenses, attorneys’ fees and any other sum chargeable to the Borrower or any Guarantor under any of the Loan Documents or GECDFC Documents.

“Omnibus Amendment” shall mean the Omnibus Amendment and Reaffirmation Agreement, dated as of the date hereof, in the form attached hereto as Exhibit J, by and among the Borrower, the Guarantors and Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Other Lender” shall have the meaning assigned to it in Section 9.9(d).

ANNEX A - 20

EXECUTION VERSION

“Other Taxes” shall have the meaning assigned to it in Section 1.14(b).

“Outstanding Balance” shall have the meaning assigned to it in the Receivables Funding Documents.

“Overadvance” has the meaning ascribed to it in Section 1.1(a)(v).

“Patent License” shall mean, with respect to the Borrower or any Subsidiary thereof, rights under any written agreement now owned or hereafter acquired by such Person granting any right with respect to any invention on which a Patent is in existence.

“Patents” shall mean all of the following in which the Borrower or any Subsidiary thereof now holds or hereafter acquires any interest: (a) all letters patent of the United States of America or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country, and (b) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

“Payor” shall have the meaning assigned to it in Section 1.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multi-employer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Borrower or, if a Title IV Plan, any Subsidiary of the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Permitted Acquisition” shall have the meaning assigned to it in Section 6.1(b).

“Permitted Investment” shall have the meaning assigned to it in Section 6.2(g).

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 5.2; (b) pledges or deposits securing obligations under workers’ compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Borrower or any of its Subsidiaries is a party (as lessee) made in the ordinary course of business; (d) deposits securing public or statutory obligations of the Borrower or any of its Subsidiaries; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar liens arising in the ordinary course of business, so long as such liens attach only to Equipment, Fixtures and/or Real Property; (f) carriers’, warehousemen’s or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any time, so long as such liens attach only to Inventory; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Borrower or any of its

ANNEX A - 21

EXECUTION VERSION

Subsidiaries is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(g), so long as such lien attaches only to Real Property; (i) zoning restrictions, easements, licenses, or other restrictions on the use of Real Property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Property; (j) presently existing or hereafter created Liens in favor of the Agent, on behalf of the Holders. (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) customary rights of set off or bankers’ liens under deposit agreements, agreements governing securities entitlements in securities accounts, the Code or common law, of banks or other financial institutions where the Borrower or any of its Domestic Subsidiaries maintains deposits or Investments permitted by Section 6.2(d) (other than deposits intended as cash collateral) in the ordinary course of business; (i) Liens which arise under Article 4-208 of the Code in any applicable jurisdictions on items in collection in the ordinary course of business and documents and proceeds related thereto; and (j) Liens set forth in Schedule 6.7 existing on the Effective Date, but not any increase in the amount secured by any such Liens or the coverage thereof to other property or assets.

“Permitted Domestic Acquisition” shall have the meaning assigned to it in Section 6.1(b).

“Permitted Domestic Investment” shall have the meaning assigned to it in Section 6.2(g).

“Permitted Foreign Acquisition” shall have the meaning assigned to it in Section 6.1(b).

“Permitted Foreign Investment” shall have the meaning assigned to it in Section 6.2(g).

“Permitted Investment” shall have the meaning assigned to it in Section 6.2(i).

“Permitted Other Investment” shall have the meaning assigned to it in Section 6.2(g).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean, with respect to the Borrower, any Subsidiary thereof or any ERISA Affiliate, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which the Borrower, Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Post-Closing Letter” shall have the meaning assigned to it in Section 9.2.

ANNEX A - 22

EXECUTION VERSION

“Prior Permitted Domestic Acquisition” shall have the meaning assigned to it in Section 6.1(b).

“Prior Permitted Domestic Investment” shall have the meaning assigned to it in Section 6.2(g).

“Proceeds” shall mean all “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Person from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Person against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Person against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Production Inventory” shall mean all Inventory purchased for the purpose of building information technology systems on a contracted and as needed basis for designated Obligors (as defined in the Receivables Funding Documents), but only if such Inventory would constitute Eligible Inventory but for the fact that such Inventory is held for production and not for sale in the ordinary course of the Borrower’s business.

“Projections” shall mean the projections referred to in paragraph 2 of Schedule 3.4 and any other projections required to be delivered by the Borrower to the Agent and the Lenders under this Agreement.

“Property” shall have the meaning assigned to it in Section 5.14.

“Pro Rata Share” shall mean, with respect to all matters relating to any Lender, (a) the percentage obtained by dividing (i) the Revolving Credit Commitment of that Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to Section 9.1, and (b) on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Credit Loan and the Swing Line Loan held by that Lender, by (ii) the outstanding principal balance of the Revolving Credit Loan and the Swing Line Loan held by all Lenders.

“Qualified Plan” shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under IRC Section 401(a), and

ANNEX A - 23

EXECUTION VERSION

which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Real Property” shall mean all real property owned, leased or operated by the Borrower or any Subsidiary thereof.

“Receivables Funding Agreement” shall mean the Second Amended and Restated Receivables Funding and Administration Agreement dated as of February 12, 2007, by and among SFC, as borrower, the financial institutions signatory thereto from time to time as lenders, and GE Capital, as lender, swing line lender and administrative agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Receivables Funding Documents” means, collectively, the Receivables Funding Agreement and the Receivables Sale Agreement.

“Receivables Sale Agreement” shall mean the Second Amended and Restated Receivables Sale and Servicing Agreement dated as of February 12, 2007, by and among each of the entities party thereto from time to time as originators, SFC, as buyer, and Borrower, as servicer, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Refunded Swing Line Loan” shall have the meaning assigned to it in Section 1.1(b)(iii).

“Regulatory Change” shall mean, with respect to any Lender, any change after the date of this Agreement in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of lenders including such Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Release” shall mean, as to any Person, any release or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration of a Hazardous Material into the indoor or outdoor environment by such Person (or by a person under such Person’s direction or control), including the movement of a Hazardous Material through or in the air, soil, surface water, ground water or property; but shall exclude any release, discharge, emission or disposal in material compliance with a then effective permit or order of a Governmental Authority.

“Reportable Event” shall mean any of the events described in Section 4043(c) (1), (2), (3), (5), (6), (8) or (9) of ERISA.

“Required Payment” shall have the meaning assigned to it in Section 1.19.

ANNEX A - 24

EXECUTION VERSION

“Requisite Lenders” shall mean, at any time, (a) Lenders having more than 60% of the aggregate of the Revolving Credit Commitments of all Lenders at such time, or (b) if the Revolving Credit Commitments have been terminated, Lenders holding more than 60% of the aggregate outstanding amount of the Advances at such time (with the Swing Line Loan being attributed to the Lenders other than the Swing Line Lender to the extent such other Lenders shall have purchased participations in the Swing Line Loan in accordance with Section 1.1(b)(iv)) and Letter of Credit Obligations.

“Reserves” shall mean, with respect to the Borrowing Base of the Borrower (a) reserves established by the Agent from time to time against Eligible Inventory pursuant to Section 5.10, (b) a reserve for shrinkage equal to 2.5% of Eligible Inventory, and (c) such other reserves against Eligible Receivables, Eligible Inventory or Borrowing Availability of the Borrower which the Agent may, in its reasonable business judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest or Indebtedness shall be deemed to be a reasonable exercise of the Agent’s credit judgment.

“Restricted Account” shall have the meaning assigned to it in Annex B.

“Restricted Account Agreement” shall have the meaning assigned to it in Annex B.

“Restricted Assets” shall have the meaning assigned to it in Section 6.3(f).

“Restricted Payment” shall mean, with respect to any Person: (a) the declaration or payment of any dividend or the occurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Person’s capital stock; (b) any payment on account of the purchase, redemption, defeasance or other retirement of such Person’s capital stock, or any warrants, options or other rights to acquire such capital stock, or any other payment or distribution made in respect thereof, either directly or indirectly; or (c) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person.

“Retiree Welfare Plan” shall refer to any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 1.1(a)(i).

“Revolving Credit Commitment” shall mean, as to each Lender, the commitment of such Lender to make Revolving Credit Advances to the Borrower pursuant to Section 1.1 or to incur Letter of Credit Obligations as set forth in Annex J, in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to this Agreement or specified in any amendment hereto or any assignment hereof pursuant to Section 9.2, as such amount may be reduced, increased or terminated in accordance with the terms of this Agreement.

ANNEX A - 25

EXECUTION VERSION

“Revolving Credit Loan” means, at any time the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Credit Loan shall include the outstanding balance of Letter of Credit Obligations.

“Revolving Credit Notes” shall mean the promissory notes provided for by Section 1.1(a)(iii) and all promissory notes delivered in substitution or exchange therefor, in each case as the same may be modified and supplemented and in effect from time to time.

“Security Agreements” shall mean the Borrower Security Agreement, the Subsidiary Security Agreement and each other security agreement, in substantially the form attached as Exhibit G-4 hereto and in substance reasonably satisfactory to Agent, executed by the Borrower or any Domestic Subsidiary in favor of the Agent for the benefit of the Holders, in each case as amended, supplemented or otherwise modified from time to time.

“SFC” shall mean SIT Funding Corporation, a Delaware corporation, a wholly-owned Subsidiary of Borrower.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by the Borrower or any Subsidiary thereof, other than software embedded in any category of goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Special Obligor Aggregate Permitted Concentration Amount” shall mean the sum of all Special Obligor Permitted Concentration Amounts for all Special Obligors.

“Special Obligors” shall mean the Obligors (as such term is defined in the Receivables Funding Documents) set forth on Schedule II to this Agreement.

“Special Obligor Permitted Concentration Amount” shall mean, with respect to each Special Obligor, the positive difference, if any, of (a) the Excess Concentration Amount (as defined in the Receivables Funding Documents) for such Special Obligor, minus (b) the amount by which the Outstanding Balance of Eligible Receivables owing by such Special Obligor exceeds the Credit Facility Concentration Percentage for such Special Obligor; provided,

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however, that in the case of a Special Obligor which is an Affiliate of other Special Obligors, the Special Obligor Permitted Concentration Amount for such Special Obligor shall be calculated as if such Special Obligor and such one or more affiliated Special Obligors were one Special Obligor.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Stock Pledge Agreement” shall mean, collectively, (a) the Pledge Agreement, dated as of December 19, 1997, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached hereto as Exhibit H, with respect to, or among other things, all of the Stock of ComputerLand, MiTAC Industrial Corp., SYNNEX Manufacturing Services, Inc., Concentrix Corporation, SYNNEX Finance Hybrid, Inc., License Online Inc. and SFC, executed by the Borrower in favor of the Agent for the benefit of the Holders, and (b) each other pledge agreement, in form and substance reasonably satisfactory to Agent, executed by the Borrower or any Domestic Subsidiary, in favor of the Agent for the benefit of the Holders, pursuant to which a Lien is granted on the Stock of any of the Borrower or any Domestic Subsidiary, in each case as amended, supplemented or otherwise modified from time to time.

“Stop Event” means (a) the declaration of all or any portion of the Obligations to be forthwith due and payable pursuant to Section 8.2, or (b) the occurrence of an Event of Default under Section 8.1(f)(ii) with respect to the Borrower.

“Subsidiary” shall mean, with respect to any Person: (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise; and (b) any partnership in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guaranty” shall mean, collectively, (i) the Subsidiary Guaranty dated as of December 19, 1997, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached hereto as Exhibit F-1, executed by License Online, Inc. (f/k/a ECLand.com), (ii) the Subsidiary Guaranty dated as of December 19, 1997, together with all amendments, modifications and supplements

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thereto (including without limitation the Omnibus Amendment), a copy of which is attached hereto as Exhibit F-2, executed by ComputerLand Corporation, (iii) the Subsidiary Guaranty dated as of December 29, 2000, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached hereto as Exhibit F-3, executed by MiTAC Industrial Corp., (iv) the Guaranty dated as of the date hereof, in substantially the form attached hereto as Exhibit F-4, executed by Concentrix Corporation, Synnex Manufacturing Services, Inc. and Synnex Finance Hybrid, Inc., in each case in favor of the Agent, for the benefit of the Holders, and (v) each other guaranty, in substantially the form attached as Exhibit F-4 hereto and in substance reasonably satisfactory to the Agent, entered into from time to time by any Domestic Subsidiary of the Borrower under this Agreement, in each case as amended, supplemented or otherwise modified from time to time.

“Subsidiary Security Agreement” shall mean, collectively, (i) the Amended and Restated Subsidiary Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit G-1 hereto, executed by ComputerLand Corporation in favor of the Agent for the benefit of the Holders, (ii) the Subsidiary Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit G-2 hereto, executed by License Online, Inc. (f/k/a ECLand.com) in favor of the Agent for the benefit of the Holders, and (iii) the Subsidiary Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit G-3 hereto, executed by MiTAC Industrial Corp. in favor of the Agent for the benefit of the Holders, and (iv) the Subsidiary Security Agreement dated as of the date hereof, in substantially the form attached hereto as Exhibit G-4, executed by Concentrix Corporation, Synnex Manufacturing Services, Inc. and Synnex Finance Hybrid, Inc., in favor of the Agent, for the benefit of the Holders, and (v) each other security agreement, in form and substance reasonably satisfactory to the Agent, from time to time entered into by any Domestic Subsidiary of the Borrower under this Agreement, in each case as amended, supplemented or otherwise modified from time to time.

“Supermajority Lenders” shall mean, at any time, (a) Lenders having one-hundred percent (100%) or more of the Revolving Credit Commitments of all Lenders at such time, or (b) if the Revolving Credit Commitments have been terminated, Lenders holding one-hundred percent (100%) or more of the aggregate outstanding amount of the Advances at such time (with the Swing Line Loan being attributed to the Lenders other than the Swing Line Lender to the extent such other Lenders shall have purchased participations in the Swing Line Loan in accordance with Section 1.1(b)(iv)) and Letter of Credit Obligations.

“Supporting Obligations” means all supporting obligations as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to

ANNEX A - 28

EXECUTION VERSION

the fluctuations in the interest rates applicable to any of the Advances, and which agreement or transaction Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower’s payment obligations under any and all such interest rate protection or hedging agreements or transactions.

“Swap Related Reimbursement Obligation” has the meaning ascribed to it in Section 1.20.

“Swing Line Advance” has the meaning assigned to it in Section 1.1(b)(i).

“Swing Line Availability” has the meaning assigned to it in Section 1.1(b)(i).

“Swing Line Commitment” shall mean, as to the Swing Line Lender, $10,000,000, which commitment constitutes a subfacility of the Revolving Credit Commitment of the Swing Line Lender.

“Swing Line Lender” shall mean GE Capital.

“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.

“Swing Line Note” has the meaning assigned to it in Section 1.1(b)(ii).

“Synnex Mexico” shall mean Synnex de Mexico S.A. de C.V., a sociedad anonima organized under the laws of Mexico.

“Synnex Mexico Guarantee” shall mean that certain Loan Guarantee by Borrower, dated as of May 15, 2006, made by Borrower in favor of Deutsche Bank Mexico, S.A., Institucion de Banca Multiple, as administrative agent, and each of the other Beneficiaries (as such term is defined in the Synnex Mexico Loan Agreement), a copy of which is attached as Exhibit D hereto, as amended, supplemented or otherwise modified from time to time in accordance herewith.

“Synnex Mexico Loan Agreement” shall mean that certain Term Loan Agreement by and between Synnex Mexico, certain lenders from time to time party thereto (the “Mex Lenders”) and Deutsche Bank Mexico, S.A., Institucion de Banca Multiple, as administrative agent (the “Mex Agent”), dated as of May 15, 2006, a copy of which is attached as Exhibit C hereto, as amended, restated, supplemented or modified to the extent not prohibited by the terms herein.

“Synnex Mexico Loan Documents” shall mean the Synnex Mexico Loan Agreement and the “Loan Documents” as defined therein, in each case as amended, restated, supplemented or modified to the extent not prohibited by the terms herein.

“Taxes” shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding franchise taxes and other taxes imposed on or

ANNEX A - 29

EXECUTION VERSION

measured by the net income of any Lender by the United States of America, the jurisdiction under the laws of which such Lender is organized or the jurisdiction in which such Lender’s applicable lending office is located or, in each case, any political subdivision thereof.

“Termination Date” shall mean the date on which (a) the Revolving Credit Commitments have been terminated in full, and the Lenders shall have no further obligation to make any credit extensions or financial accommodations hereunder, (b) all Obligations have been indefeasibly paid in full in immediately available funds in Dollars, and (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex J.

“Title IV Plan” shall mean a Pension Plan, other than a Multi-employer Plan, which is covered by Title IV of ERISA.

“Trademark License” shall mean, with respect to the Borrower or any Subsidiary thereof, rights under any written agreement now owned or hereafter acquired by such Person granting any right to use any Trademark or Trademark registration.

“Trademarks” shall mean all of the following in which the Borrower or any Subsidiary thereof now holds or hereafter acquires any interest: (a) all common law and statutory trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State or Territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all licenses thereunder and together with the goodwill associated with and symbolized by such trademark.

“Trademark Security Agreement” shall mean, collectively, (i) the Subsidiary Trademark Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit I-1 hereto, executed by ComputerLand Corporation in favor of the Agent for the benefit of the Holders, (ii) the Subsidiary Trademark Security Agreement, together with all amendments, modifications and supplements thereto (including without limitation the Omnibus Amendment), a copy of which is attached as Exhibit I-2 hereto, executed by License Online, Inc. (f/k/a ECLand.com) in favor of the Agent for the benefit of the Holders, (iii) the Trademark Security Agreement, in substantially the form attached as Exhibit I-3 hereto, executed by the Borrower in favor of the Agent for the benefit of the Holders, (iv) the Trademark Security Agreement, in substantially the form attached as Exhibit I-4 hereto, executed by Concentrix Corporation in favor of the Agent for the benefit of the Holders, and (v) each other trademark security agreement, in substantially the form attached as Exhibit I-3 hereto and in substance reasonably satisfactory to the Agent, from time to time entered into by any Domestic Subsidiary of the Borrower under this Agreement, in each case as amended, supplemented or otherwise modified from time to time.

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EXECUTION VERSION

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any Subsidiary thereof or any ERISA Affiliate as a result of such transaction.

“Uniform Commercial Code jurisdiction” means any jurisdiction that had adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

“Unused Facility Fee” shall have the meaning assigned to it in Annex D.

“Welfare Plans” shall mean any welfare plan, as defined in Section 3(1) of ERISA, which is maintained or contributed to by the Borrower, any Subsidiary thereof or any ERISA Affiliate.

“Withdrawal Liability” shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multi-employer Plans.

2. Certain Matters of Construction. (a) Except as otherwise set forth in Annex G, any accounting term used in the Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP.

(b) All other undefined terms contained in this Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

(c) The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the annexes, exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

(d) For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply: (i) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (ii) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (iv) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all restatements, extensions or renewals thereof.

ANNEX A - 31